InterOil Corporation Consolidated Financial Statements (Unaudited, Expressed in United States dollars) Quarter and nine months ended September 30, 2009 and 2008

NOTICE TO READER

November 4, 2009

The accompanying unaudited interim financial statements of InterOil Corporation (“the Company”) have been prepared by and are the responsibility of management. The Company’s independent auditors have been engaged to perform a review of these financial statements but they were unable to complete their review procedures by the required filing date. The primary reason for this is that the independent auditors were unable to conclude on the accounting treatment for the exchange agreement completed by the Company with certain Indirect Participation Interest holders in September 2009. Refer to note 19 for details on the transaction. Due to the complex nature of the transaction, Management will confirm the accounting treatment with the Securities and Exchange Commission.

InterOil Corporation Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

Table of contents

InterOil Corporation Consolidated Balance Sheets (Unaudited, Expressed in United States dollars)

	As at
	September 30,	December 31,	September 30,
	2009	2008	2008
	$	$	$

Assets
Current assets:
Cash and cash equivalents (note 5)	60,703,756	48,970,572	46,966,098
Cash restricted (note 7)	21,099,746	25,994,258	31,442,000
Trade receivables (note 8)	59,462,710	42,887,823	74,473,634
Commodity derivative contracts (note 7)	77,525	31,335,050	11,891,200
Other assets	2,359,039	167,885	2,709,851
Inventories (note 9)	102,297,174	83,037,326	192,899,470
Prepaid expenses	957,440	4,489,574	654,389
Total current assets	246,957,390	236,882,488	361,036,642
Cash restricted (note 7)	6,778,828	290,782	325,778
Goodwill (note 14)	6,626,317	-	-
Plant and equipment (note 10)	221,346,603	223,585,559	225,944,490
Oil and gas properties (note 11)	190,694,688	128,013,959	118,588,153
Future income tax benefit	2,063,623	3,070,182	2,887,081
Total assets	674,467,449	591,842,970	708,782,144
Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued liabilities (note 12)	132,085,898	78,147,736	160,934,762
Working capital facility (note 15)	1,132,029	68,792,402	80,002,303
Current portion of secured loan (note 18)	9,000,000	9,000,000	9,000,000
Current portion of indirect participation interest - PNGDV (note 19)	540,002	540,002	540,002
Total current liabilities	142,757,929	156,480,140	250,477,067
Secured loan (note 18)	48,033,292	52,365,333	56,809,347
8% subordinated debenture liability (note 23)	-	65,040,067	65,155,748
Deferred gain on contributions to LNG project (note 13)	13,076,272	17,497,110	17,497,110
Indirect participation interest (note 19)	53,223,694	72,476,668	72,812,827
Indirect participation interest - PNGDV (note 19)	844,490	844,490	844,490
Total liabilities	257,935,677	364,703,808	463,596,589
Non-controlling interest (note 20)	9,982	5,235	9,133
Shareholders' equity:
Share capital (note 21)	569,146,991	373,904,356	370,305,150
Authorised - unlimited
Issued and outstanding - 42,850,924
(Dec 31, 2008 - 35,923,692)
(Sep 30, 2008 - 35,623,587)
8% subordinated debentures (note 23)	-	10,837,394	10,978,050
Contributed surplus (note 24)	19,429,092	15,621,767	13,706,325
Warrants (note 25)	219,558	2,119,034	2,119,034
Accumulated Other Comprehensive Income	10,800,232	27,698,306	16,885,086
Conversion options (note 19)	17,140,000	17,140,000	17,140,000
Accumulated deficit	(200,214,083)	(220,186,930)	(185,957,223)
Total shareholders' equity	416,521,790	227,133,927	245,176,422
Total liabilities and shareholders' equity	674,467,449	591,842,970	708,782,144

See accompanying notes to the consolidated financial statements. Commitments and contingencies (note 27), Going Concern (note 2(b))
On behalf of the Board - Phil Mulacek, Director    Christian Vinson, Director

Consolidated Financial Statements   INTEROIL CORPORATION     1

InterOil Corporation Consolidated Statement of Operations (Unaudited, Expressed in United States dollars)

	Quarter ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008
	$	$	$	$

Revenue
Sales and operating revenues	172,062,457	262,371,013	480,473,685	697,400,778
Interest	120,150	459,855	285,269	1,216,134
Other	1,414,065	899,788	2,996,022	2,541,192
	173,596,672	263,730,656	483,754,976	701,158,104

Expenses
Cost of sales and operating expenses	148,960,508	248,197,583	411,378,346	631,395,024
Administrative and general expenses	8,834,068	8,386,619	23,451,133	24,683,261
Derivative losses/(gains)	(77,525)	(11,420,055)	(1,008,585)	(790,679)
Legal and professional fees	2,823,102	2,322,274	6,671,084	8,278,798
Exploration costs, excluding exploration impairment (note 11)	(12,149)	74,935	234,972	(79,142)
Exploration impairment (note 11)	-	71,722	-	83,001
Short term borrowing costs	963,488	1,648,429	2,810,839	5,310,495
Long term borrowing costs	1,172,046	3,703,215	7,605,011	12,188,417
Depreciation and amortization	3,562,210	3,573,233	10,716,557	10,497,675
Gain on sale of oil and gas properties (note 11)	(4,635,309)	(989,551)	(5,722,792)	(11,235,084)
Foreign exchange (gain)/loss	2,373,784	(1,031,209)	3,479,515	(5,815,423)
	163,964,223	254,537,195	459,616,080	674,516,343

Income before income taxes and non-controlling interest	9,632,449	9,193,461	24,138,896	26,641,761

Income taxes
Current	(1,505,643)	36,937	(2,504,342)	(3,988,862)
Future	(234,757)	-	(1,656,960)	(215,428)
	(1,740,400)	36,937	(4,161,302)	(4,204,290)

Income before non-controlling interest	7,892,049	9,230,398	19,977,594	22,437,471

Non-controlling interest (note 20)	(752)	(2,982)	(4,747)	(4,841)

Net income	7,891,297	9,227,416	19,972,847	22,432,630

Basic income per share (note 26)	0.19	0.26	0.51	0.68
Diluted income per share (note 26)	0.18	0.22	0.51	0.59
Weighted average number of common shares outstanding
Basic	42,093,841	35,056,660	38,860,396	32,942,248
Basic and diluted	44,614,033	41,400,046	39,433,557	38,340,173

See accompanying notes to the consolidated financial statements

Consolidated Financial Statements   INTEROIL CORPORATION     2

InterOil Corporation Consolidated Statement of Cash Flows (Unaudited, Expressed in United States dollars)

	Quarter ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008
	$	$	$	$

Cash flows provided by (used in):

Operating activities
Net profit	7,891,297	9,227,416	19,972,847	22,432,630
Adjustments for non-cash and non-operating transactions
Non-controlling interest	752	2,982	4,747	4,841
Depreciation and amortization	3,562,210	3,573,233	10,716,557	10,497,675
Future income tax asset	(6,325)	(67,490)	1,006,559	(19,769)
Gain on sale of plant and equipment	-	-	-	(16,250)
Gain on sale of exploration assets	(4,635,309)	(989,551)	(5,722,792)	(11,235,084)
Amortization of discount on debentures liability	-	720,969	1,212,262	1,193,669
Amortization of deferred financing costs	55,987	55,986	167,959	204,414
(Gain)/loss on unsettled hedge contracts	(339,800)	439,443	(548,600)	284,594
Timing difference between derivatives recognised and settled	(77,525)	(17,217,100)	14,996,525	(10,662,400)
Stock compensation expense	2,316,479	1,584,219	5,633,691	3,825,644
Inventory revaluation	1,140,339	11,752,216	1,140,339	11,752,216
Non-cash interest on secured loan facility	-	-	-	2,189,907
Non-cash interest settlement on preference shares	-	186,475	-	372,950
Non-cash interest settlement on debentures	-	-	2,352,084	-
Oil and gas properties expensed	(12,149)	146,657	234,972	3,859
(Gain)/loss on proportionate consolidation of LNG project	-	(575,099)	724,357	(811,765)
Unrealized foreign exchange loss/(gain)	3,390,463	(1,018,606)	(510,670)	(5,802,820)
Change in operating working capital
(Increase)/decrease in trade receivables	(10,813,670)	51,039,328	(8,867,688)	(7,626,082)
(Decrease)/increase in unrealised hedge gains	(3,717,375)	-	2,551,575	-
Decrease in other assets and prepaid expenses	216,064	4,748,739	1,340,980	4,349,792
Decrease/(increase) in inventories	6,256,940	(128,454,726)	(21,049,227)	(111,382,626)
(Decrease)/increase in accounts payable, accrued liabilities and income tax payable	(32,730,522)	72,775,863	25,867,608	75,820,604
Net cash (used in)/from operating activities	(27,502,144)	7,930,954	51,224,085	(14,624,001)

Investing activities
Expenditure on oil and gas properties	(17,470,569)	(19,466,096)	(61,146,356)	(48,533,347)
Proceeds from IPI cash calls	6,971,149	13,362,365	12,546,683	17,702,365
Expenditure on plant and equipment	(3,614,077)	(1,316,180)	(8,477,601)	(3,886,193)
Proceeds received on sale of assets	-	-	-	312,500
Proceeds received on sale of exploration assets	-	5,000,000	-	6,500,000
Increase in restricted cash held as security on borrowings	(6,514,134)	(5,389,477)	(1,593,534)	(9,383,418)
Change in non-cash working capital
Increase in accounts payable and accrued liabilities	7,161,228	8,292,274	1,270,871	9,857,690
Net cash (used in)/from investing activities	(13,466,403)	482,886	(57,399,937)	(27,430,403)

Financing activities
Repayments of secured loan	-	-	(4,500,000)	(4,500,000)
Repayments of bridging facility, net of transaction costs	-	-	-	(70,000,000)
Proceeds from PNG LNG cash call	-	3,480,750	-	6,982,750
Proceeds from Clarion Finanz for Elk option agreement	-	-	3,577,288	4,500,000
Proceeds from Petromin for Elk participation agreement	1,000,000	-	5,435,000	-
(Repayments of)/proceeds from working capital facility	(2,830,209)	5,943,738	(67,660,373)	13,500,931
Proceeds from issue of common shares/conversion of debt, exercise of warrants, net of transaction costs	7,151,622	316,521	81,057,121	(104,975)
Proceeds from issue of debentures, net of transaction costs	-	-	-	94,780,034
Net cash from financing activities	5,321,413	9,741,009	17,909,036	45,158,740

(Decrease)/increase in cash and cash equivalents	(35,647,134)	18,154,849	11,733,184	3,104,336
Cash and cash equivalents, beginning of period	96,350,890	28,811,249	48,970,572	43,861,762
Cash and cash equivalents, end of period (note 5)	60,703,756	46,966,098	60,703,756	46,966,098

See accompanying notes to the consolidated financial statements
See note 6 for non cash financing and investing activities

Consolidated Financial Statements   INTEROIL CORPORATION     3

InterOil Corporation Consolidated Statements of Shareholders' Equity (Unaudited, Expressed in United States dollars)

	Nine months ended	Year ended	Nine months ended
	September 30,	December 31,	September 30,
	2009	2008	2008
	$	$	$
Share capital

At beginning of period	373,904,356	259,324,133	259,324,133
Issue of capital stock (note 21)	195,242,635	114,580,223	110,981,017
At end of period	569,146,991	373,904,356	370,305,150
Preference shares

At beginning of period	-	6,842,688	6,842,688
Converted to common shares (note 22)	-	(6,842,688)	(6,842,688)
At end of period	-	-	-
8% subordinated debentures

At beginning of period	10,837,394	-	-
Issue of debentures (note 23)	-	13,036,434	13,036,434
Conversion to common shares during the year	(10,837,394)	(2,199,040)	(2,058,384)
At end of period	-	10,837,394	10,978,050
Contributed surplus

At beginning of period	15,621,767	10,337,548	10,337,548
Fair value of options exercised transferred to share capital (note 24)	(1,826,366)	(456,867)	(456,867)
Stock compensation expense (note 24)	5,633,691	5,741,086	3,825,644
At end of period	19,429,092	15,621,767	13,706,325
Warrants

At beginning of period	2,119,034	2,119,034	2,119,034
Conversion to common shares (note 25)	(1,899,476)	-	-
At end of period	219,558	2,119,034	2,119,034
Accumulated Other Comprehensive Income
Deferred hedge gain/(loss)
At beginning of period	18,012,500	-	-
Deferred hedge movement for period, net of tax (note 7)	(14,258,025)	18,012,500	3,473,694
Deferred hedge gain/(loss) at end of period	3,754,475	18,012,500	3,473,694
Foreign currency translation reserve
At beginning of period	9,685,806	6,025,019	6,025,019
Foreign currency translation movement for period, net of tax	(2,640,049)	3,660,787	7,386,373
Foreign currency translation reserve at end of period	7,045,757	9,685,806	13,411,392
Accumulated other comprehensive income at end of period	10,800,232	27,698,306	16,885,086
Conversion options

At beginning of period	17,140,000	19,840,000	19,840,000
Movement for period (note 19)	-	(2,700,000)	(2,700,000)
At end of period	17,140,000	17,140,000	17,140,000
Accumulated deficit

At beginning of period	(220,186,930)	(208,389,853)	(208,389,853)
Net income/(loss) for period	19,972,847	(11,797,077)	22,432,630
At end of period	(200,214,083)	(220,186,930)	(185,957,223)
Shareholders' equity at end of period	416,521,790	227,133,927	245,176,422

See accompanying notes to the consolidated financial statements

Consolidated Financial Statements   INTEROIL CORPORATION     4

InterOil Corporation Consolidated Statements of Comprehensive Income (Unaudited, Expressed in United States dollars)

	Quarter ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008
	$	$	$	$

Net income as per Statement of Operations	7,891,297	9,227,416	19,972,847	22,432,630

Other comprehensive (loss)/income, net of tax	(5,751,259)	9,084,151	(16,898,074)	10,860,067

Comprehensive income	2,140,038	18,311,567	3,074,773	33,292,697

See accompanying notes to the consolidated financial statements

Consolidated Financial Statements   INTEROIL CORPORATION     5

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

1.	Nature of operations and organization

InterOil Corporation (the "Company" or "InterOil") is a publicly traded, integrated oil and gas company operating in Papua New Guinea (“PNG”).

Management has organized the Company’s operations into four major segments - Upstream, Midstream, Downstream and Corporate.

Upstream includes Exploration and Production operations for crude oil and natural gas in PNG. Midstream Refining includes refining of products for domestic market in Papua New Guinea and exports, and Midstream Liquefaction includes the work being undertaken to further the LNG project in PNG.  Downstream includes Wholesale and Retail Distribution of refined products in PNG. Corporate engages in business development and improvement, common services and management, financing and treasury, government and investor relations.  Common and integrated costs are recovered from business segments on an equitable driver basis.

2.	Significant accounting policies

The principal accounting policies adopted in the preparation of the financial report are set out below.  These policies have been consistently applied for all years presented, unless otherwise stated.

(a)	Basis of preparation

These financial statements are prepared in accordance with Canadian Generally Accepted Accounting Principles (“GAAP”) applicable to a going concern.

The consolidated financial statements for the nine months ended September 30, 2009 are in accordance with Canadian GAAP which requires the use of certain critical accounting estimates.  It also requires management to exercise its judgment in the process of applying Company’s accounting policies.  These estimates and judgments may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period.  Actual results could differ from these estimates. The effect of changes in estimates on future periods have not been disclosed in these consolidated financial statements as estimating it is impracticable.

Rate Regulation

InterOil is currently the sole refiner of hydrocarbons in Papua New Guinea under our 30 year agreement with the Papua New Guinea Government, which expires in 2035.  The government has undertaken to ensure that all domestic distributors purchase their refined petroleum products from our refinery, or any other refinery which is constructed in Papua New Guinea, at an Import Parity Price (‘IPP’).  The IPP is regulated by the Papua New Guinea Independent Consumer and Competition Commission (‘ICCC’).  In general, the IPP is the price that would be paid in Papua New Guinea for a refined product being imported.  For all price controlled products (diesel, unleaded petrol, kerosene and aviation fuel) produced and sold locally in Papua New Guinea, the IPP is calculated by adding the costs that would typically be incurred to import such product to the posted price for such product in Singapore.  In November 2007, the IPP was modified by interim agreement  by changing the Singapore benchmark price from the ‘Singapore Posted Prices’ which is no longer being updated, to ‘Mean of Platts Singapore’ (‘MOPS’) which is the interim benchmark price for refined products in the region in which we operate.  As revised, the IPP more closely mirrors changes in the prices of crude feedstocks than the previous formula.  In addition, minor adjustments to this interim IPP formula were made in June 2008 based on ongoing discussions with the government with a view to finalizing a permanent replacement to the IPP formula.

InterOil is also a significant participant in the retail and wholesale distribution business in Papua New Guinea.  The ICCC regulates the maximum prices that may be charged by the wholesale and retail hydrocarbon distribution industry in Papua New Guinea.  Our Downstream business may charge less than the maximum margin set by the ICCC in order to maintain its competitiveness with other participants in the market.

No rate regulated assets or liabilities have been recognized as any gains or losses made due to rate regulation are to the Company’s account, and are not repayable/recoverable in the future.

Consolidated Financial Statements   INTEROIL CORPORATION     6

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

2.	Significant accounting policies (cont’d)

(b)	Going concern

These consolidated financial statements have been prepared using Canadian GAAP applicable to a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business as they become due.

For the nine months ended September 30, 2009, the Company reported a profit of $20.0 million as compared to a profit of $22.4 million for the same period of 2008.  The total operating cash inflow was $51.2 million for the nine months compared to an outflow of $14.6 million in the same period of 2008.  The Company reported a net operating cash inflow, before working capital movements, of $51.4 million for the nine months compared to $24.2 million in the same period of 2008.  The net current assets balance as at September 30, 2009 was $104.2 million compared to $110.6 million as at September 30, 2008.

The Company has cash, cash equivalents and cash restricted of $88.6 million as at September 30, 2009 (September 2008 - $78.7 million), of which $27.9 million is restricted (September 2008 - $31.8 million).  The Company has a short term working capital facility of $190.0 million for its Midstream – Refining operation that is renewable annually with BNP Paribas.  This facility is secured by the assets it is drawn down against.  As at September 30, 2009 only $105.5 million of this facility has been utilized, and the remaining facility remains available for use.  This facility is currently going through the renewal process and as at September 30, 2009, the facility had been temporarily extended to November 30, 2009.  During 2008 the Company also secured a $54.6 million (Papua New Guinea Kina 150.0 million) revolving working capital facility for its Downstream operations in Papua New Guinea from Bank of South Pacific Limited and Westpac Bank PNG Limited. Westpac facility limit is Papua New Guinea Kina 80.0 million (approximately $29.12 million) and BSP facility limit is Papua New Guinea Kina 70.0 million (approximately $25.48 million).  The Westpac facility is for an initial term of three years and is due for renewal in October 2011. The BSP facility is renewable annually and was renewed in October 2009 at a lower limit of Papua New Guinea Kina 50.0 million (approximately $18.2 million).  As at September 30, 2009 only $1.1 million of this combined facility has been utilized, and the remaining facility remains available for use.  Management expects these facilities to be renewed in due course as these working capital facilities are fully secured against trade debtors, inventory and cash deposits.

With respect to its Upstream operations, the Company has no obligation to execute exploration activities within a set timeframe and therefore has the ability to select the timing of these activities as long as the minimum license commitments in relation to our Petroleum Prospecting Licenses (‘PPL’) are met.

The Company believes that it has sufficient funds for the Midstream Refinery and Downstream operations; however, existing cash balances and ongoing cash generated from operations will not be sufficient to facilitate further development of the Elk/Antelope well prospect and the Midstream Liquefaction LNG plant development.  Therefore the Company must extend or secure sufficient funding through renewed borrowings, equity raising and or asset sales to enable sufficient cash to be available to further its development plans.  Management expects that the Company will be able to secure the necessary financing through one of, or a combination or the aforementioned alternatives.  Accordingly, these financial statements have been prepared on a going concern basis in the belief that the Company will realize its assets and settle its liabilities and commitments in the normal course of business and for at least the amounts stated.

(c)	Principles of consolidation

The accounting principles applied to the consolidated interim financial statements are consistent with those described in note 2 of the audited consolidated financial statements for the year ended December 31, 2008.  Certain information and disclosures normally required in the notes to the annual financial statements have been condensed or omitted, and therefore, these interim financial statements and notes thereto should be read in conjunction with the audited financial statements for the year ended December 31, 2008.

(d)	Changes in accounting policies

Based on the detailed review conducted by the Company of the new CICA sections, or revisions to current sections, that are effective January 1, 2009, no items have been identified as having any material impact on the Company’s financial statements.

(e)	Reclassification

Certain prior years’ amounts have been reclassified to conform to current presentation.

Consolidated Financial Statements   INTEROIL CORPORATION     7

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

3.	Financial Risk Management

The Company’s activities expose it to a variety of financial risks; market risk, credit risk, liquidity risk and cash flow interest rate risk.  The Company’s overall risk management program focuses on the unpredictability of markets and seeks to minimize potential adverse effects on the financial performance of the Company.  The Company uses derivative financial instruments to hedge certain price risk exposures.  Risk Management is carried out by the Finance Department, and monitored by the Risk Management Committee and the Audit Committee, under policies approved by the Board of Directors.  The Finance Department identifies, evaluates and hedges financial risks in close cooperation with the Company’s operating units.  The Board provides written principles for overall risk management, as well as written policies covering specific areas, such as use of derivative financial instruments.

(a)	Market risk

(i) Foreign exchange risk
Foreign exchange risk arises when future commercial transactions and recognized assets and liabilities are denominated in a currency that is not the Company’s functional currency.  The Company operates internationally and is exposed to foreign exchange risk arising from currency exposures to the United States Dollar.

Most of the Company’s transactions are undertaken in United States Dollars (USD) and Papua New Guinea Kina (PGK).  Currently there are no foreign exchange hedge programmes in place.  The Papua New Guinea Kina exposures are minimal at the transactional level as the Downstream sales in local currency are used to adequately cover the operating expenses of the Midstream refinery and Downstream operations.  However, the translation of USD intercompany balances in PGK operating entities at period ends can result in material impact on the foreign exchange gains/losses on consolidation.

Changes in the PGK to USD exchange rate can affect our Midstream refinery results as there is a timing difference between the foreign exchange rates utilized when setting the monthly PGK IPP price and the foreign exchange rate used to convert the subsequent receipt of PGK proceeds to USD to repay our crude cargo borrowings.  The foreign exchange movement also impacts equity as translation gains/losses of our Downstream operations from PGK to USD is included in other comprehensive income as these are self-sustaining operations.  The PGK weakened against the USD during the three months ended March 31, 2009 (from 0.3735 to 0.3400).  However, it then strengthened against the USD during the six months ended September 30, 2009 (from 0.3400 to 0.364).

The financial instruments denominated in Papua New Guinea Kina are as follows:
	September 30,	December 31,	September 30,
	2009	2008	2008
	$	$	$
Financial Assets
Cash and cash equivalents	13,385,246	28,865,339	33,855,940
Receivables	38,653,615	39,307,624	74,029,473
Other financial assets	732,584	3,348,716	105,311

Financial liabilities
Payables	11,159,403	17,766,660	48,454,594
Working capital facility	1,132,029	15,405,627	-

The following table summarizes the sensitivity of financial instruments held at balance sheet date to movement in the exchange rate of the US dollar to the Papua New Guinea Kina, with all other variables held constant.  Certain USD debt and other financial assets and liabilities, including intra-group balances, are not held in the functional currency of the relevant subsidiary.  This results in an accounting exposure to exchange gains and losses as the financial assets and liabilities are translated into the functional currency of the subsidiary that accounts for those assets and liabilities.  These exchange gains and losses are recorded in the consolidated income statement except to the extent that they can be taken to equity under the Company’s accounting policy.  If PGK strengthens against the USD, it will result in a gain, and vice versa.

Consolidated Financial Statements   INTEROIL CORPORATION     8

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

3.	Financial Risk Management (cont’d)

	Nine months ended		Nine months ended
	September 30, 2009		September 30, 2008
	Impact on profit	Impact on equity - excluding profit impact	Impact on profit	Impact on equity - excluding profit impact
	$	$	$	$

Post-tax gain/(loss)
USD/PGK - effect of 5% change	6,313,369	3,965,807	3,624,501	4,005,687

(ii) Price risk
The Midstream refining operations of the Company are largely exposed to price fluctuations during the period between the crude purchases and the refined products leaving the refinery on sales to Downstream operations and other distributors.  The Company actively tries to manage the price risk by entering into derivative contracts to buy and sell crude and finished products.

The derivative contracts are entered into by Management based on documented risk management strategies which have been approved by the Risk Management Committee.  All derivative contracts entered into are reviewed by the Risk Management Committee as part of the meetings of the Committee.

The following table summarizes the sensitivity of the crude and finished product inventory held at balance date to $10.0 movement in benchmark pricing, with all other variables held constant.

	Nine months ended		Nine months ended
	September 30, 2009		September 30, 2008
	Impact on profit	Impact on equity - excluding profit impact	Impact on profit	Impact on equity - excluding profit impact
	$	$	$	$

Post-tax gain/(loss)
$10 increase in benchmark pricing	9,125,682	-	7,650,256	-

 (iii) Interest rate risk
Interest rate risk is the risk that the Company’s financial position will be adversely affected by movements in interest rates that will increase the cost of floating rate debt or opportunity losses that may arise on fixed rate borrowings in a falling interest rate environment.

As the Company has no significant interest-bearing assets other than cash and cash equivalents, the Company’s income and operating cash flows are substantially independent of changes in market interest rates.

The Company’s interest-rate risk arises from borrowings and working capital financing facilities. Borrowings issued at variable rates expose the Company to cash flow interest-rate risk.  Borrowings issued at fixed rates expose the Company to fair value interest-rate risk.  The Company is actively seeking to manage its cash flow interest-rate risks.

The financial instruments exposed to cash flow and fair value interest rate risk are as follows:

	September 30, 2009	December 31, 2008	September 30, 2008	Cash flow/fair value interest rate risk
	$	$	$
Financial Assets
Cash and cash equivalents	4,965,648	6,571,375	5,973,754	fair value interest rate risk
Cash and cash equivalents	55,738,108	42,399,197	40,992,344	cash flow interest rate risk
Cash restricted	276,254	290,782	325,779	fair value interest rate risk
Cash restricted	27,602,320	25,994,258	31,441,999	cash flow interest rate risk
Financial liabilities
OPIC secured loan	58,000,000	62,500,000	67,000,000	fair value interest rate risk
BNP working capital facility	-	53,386,775	80,002,303	cash flow interest rate risk
Westpac working capital facility	1,132,029	15,405,627	-	cash flow interest rate risk
8% subordinated debentures	-	78,975,000	80,000,000	fair value interest rate risk

Consolidated Financial Statements   INTEROIL CORPORATION     9

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

3.	Financial Risk Management (cont’d)

The following table summarizes the sensitivity of the cash flow interest-rate risk of financial instruments held at balance date, following a movement to LIBOR, with all other variables held constant.  Increase in LIBOR rates will result in a higher expense for the Company.

	Nine months ended		Nine months ended
	September 30, 2009		September 30, 2008
	Impact on profit	Impact on equity - excluding profit impact	Impact on profit	Impact on equity - excluding profit impact
	$	$	$	$

Post-tax loss/(gain)
LIBOR +1%	72,206	-	55,316	-

(iv) Product risk
The composition of the crude feedstock will vary the refinery output of products.  The 2009 year to date output achieved includes gasoline and distillates fuels (which includes diesel and jet fuels) (60%) (Sep 2008 - 57%), and naphtha and low sulphur waxy residue (34%) (Sep 2008 – 40%).  The product yields obtained will vary going forward as the refinery operations are optimized and will vary based on the type of crude feedstock used.

Management endeavors to manage the product risk by actively reviewing the market for demand and supply, trying to maximize the production of the higher margin products and also renegotiating the selling prices for the lower margin products.

(b)       Liquidity risk

Prudent liquidity risk management implies maintaining sufficient cash and the availability of funding through an adequate amount of committed credit facilities.  Due to the nature of the Upstream segment of the Company, funding is secured by means of indirect participation interests, capital raisings and other financing sources as required.  The Company endeavors to manage the liquidity risk by continually reviewing the liquidity position including cash flow forecasts to determine the forecast cash requirements and maintain appropriate liquidity levels.  All accounts payable and accrued liabilities are payable within one year. Changes in crude price environment will have impact on our liquidity position due to our working capital requirements.  For further details on our working capital facilities, refer to (e) below.

The ageing of accounts payables and accrued liabilities are as follows:

		Payable ageing between
Accounts payable and accrued liabilities	Total	<30 days	30-60 days	>60 days
	$	$	$	$
September 30, 2009	132,085,898	130,657,367	767,068	661,463
December 31, 2008	78,147,736	76,556,334	1,181,334	410,068
September 30, 2008	160,934,762	144,231,300	6,475,196	10,228,266

(c)       Credit risk

Credit risk is the risk that a contracting entity will not complete its obligation under a financial instrument that will result in a financial loss to the Company.  The carrying amount of financial assets represents the maximum credit exposure.

The Company’s credit risk is limited to the carrying value of its financial assets.  A significant amount of the Company’s export sales are made to two customers in Singapore which represented $72,639,054 (Sep 2008 - $147,866,713) or 15% (Sep 2008 – 21%) of total sales in the nine months ended September 30, 2009.  The Company’s domestic sales for the nine months ended September 30, 2009 were not dependent on a single customer or geographic region of Papua New Guinea.  The export sales to two customers are not considered a key risk as there is a ready market for InterOil export products and the prices are quoted on active markets.  The Company actively manages credit risk by routinely monitoring the credit ratings of Company’s customers and ageing of trade receivables.  The credit terms provided to customers are revised if any changes are noted to customer ratings or payment cycles.

Credit risk on cash and cash equivalents held directly by the Company are minimized as all cash amounts and certificates of deposit are held with large banks which have acceptable credit ratings determined by a recognized rating agency.

Consolidated Financial Statements   INTEROIL CORPORATION    10

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

3.	Financial Risk Management (cont’d)

The maximum exposure to credit risk at the reporting date was as follows:

	September 30,	December 31,	September 30,
	2009	2008	2008
	$	$	$
Current
Cash and cash equivalents	60,703,756	48,970,572	46,966,098
Cash restricted	21,099,746	25,994,258	31,442,000
Trade receivables	59,462,710	42,887,823	74,473,634
Commodity derivative contracts	77,525	31,335,050	11,891,200
Non-current
Cash restricted	6,778,828	290,782	325,778

The ageing of receivables at the reporting date was as follows (the ageing days relates to balances past due):

		Receivable ageing between
Net trade receivables	Total	Current and	30-60 days	>60 days
	$	<30 days $	$	$
September 30, 2009	59,462,710	54,443,744	2,131,316	2,887,650
December 31, 2008	42,887,823	33,515,675	5,128,127	4,244,022
September 30, 2008	74,473,634	60,780,680	4,217,884	9,475,070

The impairment of receivables at the reporting date was as follows:

			Overdue	Overdue
Gross trade receivables	Total	Current	(not impaired)	(impaired)
	$	$	$	$
September 30, 2009	63,733,796	43,059,892	16,402,817	4,271,086
December 31, 2008	47,496,119	18,592,467	24,295,356	4,608,296
September 30, 2008	79,237,017	41,977,266	32,496,368	4,763,383

Impairment is assessed by our Credit department on an individual customer basis, based on customer ratings and payment cycles of the customers.  An impairment provision is taken for all receivables where objective evidence of impairment exists.  The movement in impairment is also influenced by the translation rates used to convert these amounts from local currency to USD.

The movement in impaired receivables for the nine months ended September 30, 2009 was as follows:

	Nine months ended	Year ended	Nine months ended
	September 30, 2009	December 31, 2008	September 30, 2008
	$	$	$

Trade receivables - Impairment provisions
Opening balance	4,608,296	3,176,807	3,176,807
Movement for period	(337,210)	1,431,490	1,586,576
Closing balance	4,271,086	4,608,296	4,763,383

(d)         Geographic risk

The operations of InterOil are concentrated in Papua New Guinea.

Consolidated Financial Statements   INTEROIL CORPORATION    11

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

3.	Financial Risk Management (cont’d)

(e)         Financing facilities

As at September 30, 2009, the Company had drawn down against the following financing facilities:

•	BNP working capital facility (only letters of credit outstanding as at September 30, 2009) (refer note 15)
•	Westpac and BSP working capital facility (refer note 15)
•	OPIC secured loan facility (refer note 18)

Repayment obligations in respect of the amount of the facilities utilized are as follows:

	September 30,	December 31,	September 30,
	2009	2008	2008
	$	$	$
Due:
No later than one year	10,132,029	77,792,402	89,002,303
Later than one year but not later than two years	9,000,000	9,000,000	9,000,000
Later than two years but not later than three years	9,000,000	9,000,000	9,000,000
Later than three years but not later than four years	9,000,000	9,000,000	9,000,000
Later than four years but not later than five years	9,000,000	87,975,000	89,000,000
Later than five years	13,000,000	17,500,000	22,000,000
	59,132,029	210,267,402	227,002,303

(f)         Effective interest rates and maturity profile

	Floating	Fixed interest maturing between						Non-interest	Total	Effective
	interest	1 year	1-2	2-3	3-4	4-5	more than	bearing		interest
September 30, 2009	rate	or less					5 years			rate
	$'000	$'000	$000	$'000	$'000	$'000	$'000	$'000	$'000%

Financial assets
Cash and cash equivalents	55,738,108	4,965,648	-	-	-	-	-	-	60,703,756	0.53%
Cash restricted	27,878,574	276,254	-	-	-	-	-	-	28,154,828	0.00%
Receivables	-	-	-	-	-	-	-	59,462,710	59,462,710	-
Other financial assets	-	-	-	-	-	-	-	1,034,965	1,034,965	-
	83,616,682	5,241,902	-	-	-	-	-	60,497,675	149,356,259
Financial liabilities
Payables	-	-	-	-	-	-	-	132,085,898	132,085,898	-
Interest bearing liabilities	1,132,029	9,000,000	9,000,000	9,000,000	9,000,000	9,000,000	13,000,000	-	59,132,029	6.89%
Other financial liabilities	-	-	-	-	-	-	-	-	-	-
	1,132,029	9,000,000	9,000,000	9,000,000	9,000,000	9,000,000	13,000,000	132,085,898	191,217,927

	Floating	Fixed interest maturing between						Non-interest	Total	Effective
	interest	1 year	1-2	2-3	3-4	4-5	more than	bearing		interest
December 31, 2008	rate	or less					5 years			rate
	$'000	$'000	$000	$'000	$'000	$'000	$'000	$'000	$'000%

Financial assets
Cash and cash equivalents	42,108,415	6,862,157	-	-	-	-	-	-	48,970,572	3.21%
Cash restricted	26,285,040	-	-	-	-	-	-	-	26,285,040	1.93%
Receivables	-	-	-	-	-	-	-	42,887,823	42,887,823	-
Other financial assets	-	-	-	-	-	-	-	35,824,624	35,824,624	-
	68,393,455	6,862,157	-	-	-	-	-	78,712,447	153,968,059
Financial liabilities
Payables	-	-	-	-	-	-	-	78,147,736	78,147,736	-
Interest bearing liabilities	68,792,402	9,000,000	9,000,000	9,000,000	9,000,000	9,000,000	17,500,000	-	131,292,402	6.30%
Debentures liability	-	-	-	-	-	78,975,000	-	-	78,975,000	13.50%
	68,792,402	9,000,000	9,000,000	9,000,000	9,000,000	87,975,000	17,500,000	78,147,736	288,415,138

Consolidated Financial Statements   INTEROIL CORPORATION    12

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

3.	Financial Risk Management (cont’d)

	Floating	Fixed interest maturing between						Non-interest	Total	Effective
	interest	1 year	1-2	2-3	3-4	4-5	more than	bearing		interest
September 30, 2008	rate	or less					5 years			rate
	$'000	$'000	$000	$'000	$'000	$'000	$'000	$'000	$'000%

Financial assets
Cash and cash equivalents	40,666,566	6,299,532	-	-	-	-	-	-	46,966,098	2.45%
Cash restricted	31,767,778	-	-	-	-	-	-	-	31,767,778	2.44%
Receivables	-	-	-	-	-	-	-	74,473,634	74,473,634	-
Other financial assets	-	-	-	-	-	-	-	12,545,589	12,545,589	-
	72,434,344	6,299,532	-	-	-	-	-	87,019,223	165,753,099
Financial liabilities
Payables	-	-	-	-	-	-	-	160,934,762	160,934,762	-
Interest bearing liabilities	80,002,303	9,000,000	9,000,000	9,000,000	9,000,000	9,000,000	22,000,000	-	147,002,303	7.85%
Debentures liability	-	-	-	-	-	80,000,000	-	-	80,000,000	13.50%
	80,002,303	9,000,000	9,000,000	9,000,000	9,000,000	89,000,000	22,000,000	160,934,762	387,937,065

(g)         Fair values

	September 30, 2009		December 31, 2008		September 30, 2008
	Carrying amount	Fair value	Carrying amount	Fair value	Carrying amount	Fair value
	$	$	$	$	$	$
Financial instruments
Loans and receivables
Receivables	59,462,710	59,462,710	42,887,823	42,887,823	74,473,634	74,473,634
Held for trading
Commodity derivative contracts (note 7)	77,525	77,525	31,335,050	31,335,050	11,891,200	11,891,200

Financial assets
Cash and cash equivalents	60,703,756	60,703,756	48,970,572	48,970,572	46,966,098	46,966,098
Cash restricted	27,878,574	27,878,574	26,285,040	26,285,040	31,767,778	31,767,778

Financial liabilities at amortized cost
Current liabilities:
Accounts payable and accrued liabilities (note 12)	132,085,898	132,085,898	78,147,736	78,147,736	160,934,762	160,934,762
Working capital facility (note 15)	1,132,029	1,132,029	68,792,402	68,792,402	80,002,303	80,002,303
Current portion of secured loan (note 18)	9,000,000	9,093,361	9,000,000	9,012,228	9,000,000	9,056,166
Non-current liabilities
Secured loan (note 18)	48,033,292	52,459,201	52,365,333	58,753,276	56,809,347	60,704,896
8% Subordinated debenture liability (note 23)	-	-	65,040,067	65,040,067	65,155,748	65,155,748

The fair value of the secured loan is based on discounted cash flow analysis using a current market interest rate applicable for similar loan arrangements.

(h)         Capital management

The Finance department of the Company is responsible for capital management.  This involves the use of corporate forecasting models which facilitates analysis of the Company’s financial position including cash flow forecasts to determine the future capital management requirements.  Capital management is undertaken to ensure a secure, cost-effective and flexible supply of funds is available to meet the Company’s operating and capital expenditure requirements.

The Company is actively managing the gearing levels and raising capital/debt as required for optimizing shareholder returns.  The Company is actively trying to manage its gearing levels by maintaining the Debt-To-Capital Ratio (Long term Debt/(Shareholders’ equity + Long term Debt)) at 50% or less, and has made considerable progress in achieving this as at September 30, 2009.  The gearing levels were reduced to 12% in September 2009 from 35% in September 2008.

The optimum gearing levels for the Company are set by Management based on the stage of development of the Company, future needs for development and capital market conditions, and will be reassessed as situations change.

Consolidated Financial Statements   INTEROIL CORPORATION    13

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

3.	Financial Risk Management (cont’d)

This reduction in gearing levels as at September 30, 2009 as compared to September 30, 2008 was mainly due to the conversion of $95,000,000 8% convertible subordinated debentures issued in May 2008 and the completion of the $70,443,249 registered direct stock offering completed in June 2009.

On May 13, 2008, the Company completed the issue of $95,000,000 unsecured 8% subordinated convertible debentures with a maturity of five years.  The conversion price applicable to these debentures was $25.00 per share, with mandatory conversion if the daily Volume Weighted Average Price (‘VWAP’) of the common shares is at or above $32.50 for at least 15 consecutive trading days.  During the period from July 2008 to June 2009 a number of investors voluntarily converted their interest into common shares of the Company.  In June 2009, a mandatory conversion was triggered as the VWAP stayed above $32.50 for 15 consecutive trading days, and the remaining debentures were converted into common shares.

On June 8, 2009 the Company completed a registered direct stock offering of 2,013,815 shares of its common stock to a number of institutional investors at a purchase price of U.S.$34.98 per share amounting to $70,443,249.

We will evaluate further opportunities of raising capital in the future for our capital expenditure requirements.  In order to achieve this objective, the Company has filed a preliminary short form base shelf prospectus with the Ontario Securities Commission and a corresponding registration statement on Form F-10 with the United States Securities and Exchange Commission (the "SEC") pursuant to the multi-jurisdictional disclosure system.  These filings will enable the Company to add financial flexibility in the future and issue, from time to time, up to $200.0 million of its debt securities (a further $129.6 million after the $70.4 million offering completed in June 2009), common shares, preferred shares and/or warrants ("Securities") in one or more offerings.  This preliminary short form base shelf prospectus has since been replaced with an omnibus shelf prospectus filed and accepted by the Ontario Securities Commission on August 7, 2008.  The corresponding registration statement on Form-10/A has also been filed with the SEC.

4.	Segmented financial information

As stated in note 1, management has identified four major business segments - upstream, midstream, downstream and corporate.  The corporate segment includes assets and liabilities that do not specifically relate to the other business segments.  Results in this segment primarily include financing costs and interest income.

Consolidation adjustments relating to total assets relates to the elimination of intercompany loans and investments in subsidiaries.

Notes to and forming part of the segment information

Segment information is prepared in conformity with the accounting policies of the entity as disclosed in note 2 in the annual financial statements.

Segment revenues, expenses and total assets are those that are directly attributable to a segment and the relevant portion that can be allocated to the segment on a reasonable basis.  Upstream, midstream and downstream include costs allocated from the corporate activities based on a fee for services provided.  The eliminations relate to sales and operating revenues between segments recorded at transfer prices based on current market prices and to unrealized intersegment profits in inventories.

Consolidated Financial Statements   INTEROIL CORPORATION    14

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

4.	Segmented financial information (cont’d)

Quarter ended September 30, 2009	Upstream	Midstream - Refining and Marketing	Midstream - Liquefaction	Downstream	Corporate	Consolidation adjustments	Total
Revenues from external customers	-	64,785,786	-	107,276,671	-	-	172,062,457
Intersegment revenues	-	76,456,755	-	46,288	6,181,709	(82,684,752)	-
Interest revenue	3,991	31,100	779	76,987	3,831,535	(3,824,242)	120,150
Other revenue	1,007,425	21,285	-	311,715	73,640	-	1,414,065
Total segment revenue	1,011,416	141,294,926	779	107,711,661	10,086,884	(86,508,994)	173,596,672

Cost of sales and operating expenses	-	127,491,519	-	97,657,908	-	(76,188,919)	148,960,508
Administrative, professional and general expenses	1,317,440	2,899,273	2,105,715	3,673,538	8,609,952	(6,227,997)	12,377,921
Derivative loss	-	(77,525)	-	-	-	-	(77,525)
Foreign exchange (gain)/loss	240,667	2,783,008	14,274	(161,562)	(502,603)	-	2,373,784
Gain on sale of exploration assets	(4,635,309)	-	-	-	-	-	(4,635,309)
Exploration costs, excluding exploration impairment	(12,149)	-	-	-	-	-	(12,149)
Exploration impairment	-	-	-	-	-	-	-
Depreciation and amortisation	131,515	2,754,647	10,497	657,973	40,070	(32,492)	3,562,210
Interest expense	2,164,020	1,681,950	347,803	1,045,252	-	(3,824,242)	1,414,783
Total segment expenses	(793,816)	137,532,872	2,478,289	102,873,109	8,147,419	(86,273,650)	163,964,223
Income/(loss) before income taxes and non-controlling interest	1,805,232	3,762,054	(2,477,510)	4,838,552	1,939,465	(235,344)	9,632,449
Income tax expense	-	-	(3,152)	(1,398,531)	(338,717)	-	(1,740,400)
Non controlling interest	-	-	-	-	-	(752)	(752)
Total net income/(loss)	1,805,232	3,762,054	(2,480,662)	3,440,021	1,600,748	(236,096)	7,891,297

Quarter ended September 30, 2008	Upstream	Midstream - Refining and Marketing	Midstream - Liquefaction	Downstream	Corporate	Consolidation adjustments	Total
Revenues from external customers	-	90,352,025	-	172,018,988	-	-	262,371,013
Intersegment revenues	-	126,374,175	-	51,694	5,633,531	(132,059,400)	-
Interest revenue	55,820	18,188	35,116	205,160	2,781,442	(2,635,871)	459,855
Other revenue	641,921	5,836	-	252,031	-	-	899,788
Total segment revenue	697,741	216,750,224	35,116	172,527,873	8,414,973	(134,695,271)	263,730,656

Cost of sales and operating expenses	-	209,655,475	-	166,815,712	-	(128,273,604)	248,197,583
Administrative, professional and general expenses	1,213,896	3,112,556	1,389,275	4,783,623	7,199,039	(5,685,223)	12,013,166
Derivative (gain)/loss	-	(11,420,056)	-	-	-	-	(11,420,056)
Foreign exchange (gain)/loss	95,487	(2,113,328)	216,225	318,220	452,187	-	(1,031,209)
Gain on sale of exploration assets	(989,551)	-	-	-	-	-	(989,551)
Exploration costs, excluding exploration impairment	74,935	-	-	-	-	-	74,935
Exploration impairment	71,722	-	-	-	-	-	71,722
Depreciation and amortisation	133,561	2,741,898	19,078	693,493	17,696	(32,493)	3,573,233
Interest expense	1,137,216	2,113,263	63,301	885,247	2,484,216	(2,635,871)	4,047,372
Total segment expenses	1,737,266	204,089,808	1,687,879	173,496,295	10,153,138	(136,627,191)	254,537,195
Income/(loss) before income taxes and non-controlling interest	(1,039,525)	12,660,416	(1,652,763)	(968,422)	(1,738,165)	1,931,920	9,193,461
Income tax benefit	-	-	(24,668)	82,475	(20,870)	-	36,937
Non controlling interest	-	-	-	-	-	(2,982)	(2,982)
Total net income/(loss)	(1,039,525)	12,660,416	(1,677,431)	(885,947)	(1,759,035)	1,928,938	9,227,416

Consolidated Financial Statements   INTEROIL CORPORATION    15

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

4.	Segmented financial information (cont’d)

Nine months ended September 30, 2009	Upstream	Midstream - Refining	Midstream - Liquefaction	Downstream	Corporate	Consolidation adjustments	Total
Revenues from external customers	-	209,575,086	-	270,898,599	-	-	480,473,685
Intersegment revenues	-	191,440,085	-	114,654	16,492,391	(208,047,130)	-
Interest revenue	11,743	128,483	7,420	112,114	9,914,144	(9,888,635)	285,269
Other revenue	2,270,559	21,285	-	630,538	73,640	-	2,996,022
Total segment revenue	2,282,302	401,164,939	7,420	271,755,905	26,480,175	(217,935,765)	483,754,976

Cost of sales and operating expenses	-	352,313,137	-	248,738,612	-	(189,673,403)	411,378,346
Administrative, professional and general expenses	3,889,309	7,772,143	5,909,906	9,909,874	21,130,809	(16,607,045)	32,004,996
Derivative gain	-	(1,008,585)	-	-	-	-	(1,008,585)
Foreign exchange loss/(gain)	918,880	5,008,904	(43,392)	(825,428)	(1,579,449)	-	3,479,515
Gain on sale of exploration assets	(5,722,792)	-	-	-	-	-	(5,722,792)
Exploration costs, excluding exploration impairment	234,972	-	-	-	-	-	234,972
Exploration impairment	-	-	-	-	-	-	-
Depreciation and amortisation	393,644	8,166,700	50,773	1,970,794	232,122	(97,476)	10,716,557
Interest expense	5,279,280	5,176,730	840,702	3,199,796	3,925,198	(9,888,635)	8,533,071
Total segment expenses	4,993,293	377,429,029	6,757,989	262,993,648	23,708,680	(216,266,559)	459,616,080
Income/(loss) before income taxes and non-controlling interest	(2,710,991)	23,735,910	(6,750,569)	8,762,257	2,771,495	(1,669,206)	24,138,896
Income tax expense	-	-	(47,567)	(2,616,119)	(1,497,616)	-	(4,161,302)
Non controlling interest	-	-	-	-	-	(4,747)	(4,747)
Total net income/(loss)	(2,710,991)	23,735,910	(6,798,136)	6,146,138	1,273,879	(1,673,953)	19,972,847

Total assets	214,383,607	304,727,891	11,048,525	108,511,142	569,230,512	(533,434,228)	674,467,449

Nine months ended September 30, 2008	Upstream	Midstream - Refining	Midstream - Liquefaction	Downstream	Corporate	Consolidation adjustments	Total
Revenues from external customers	-	269,378,438	-	428,022,340	-	-	697,400,778
Intersegment revenues	-	322,158,823	-	131,691	17,855,905	(340,146,419)	-
Interest revenue	144,300	39,619	67,262	423,213	7,423,953	(6,882,213)	1,216,134
Other revenue	2,065,990	9,541	-	465,661	-	-	2,541,192
Total segment revenue	2,210,290	591,586,421	67,262	429,042,905	25,279,858	(347,028,632)	701,158,104

Cost of sales and operating expenses	-	551,783,680	-	402,680,487	-	(323,069,143)	631,395,024
Administrative, professional and general expenses	4,088,503	8,039,675	4,900,716	13,042,075	24,212,992	(17,987,596)	36,296,365
Derivative (gain)/loss	-	(790,679)	-	-	-	-	(790,679)
Foreign exchange (gain)/loss	93,066	(7,015,879)	157,303	288,461	661,626	-	(5,815,423)
Gain on sale of exploration assets	(11,235,084)	-	-	-	-	-	(11,235,084)
Exploration costs, excluding exploration impairment	(79,142)	-	-	-	-	-	(79,142)
Exploration impairment	83,001	-	-	-	-	-	83,001
Depreciation and amortisation	422,277	8,226,606	50,011	1,848,353	47,905	(97,477)	10,497,675
Interest expense	2,682,135	7,136,884	176,257	2,605,720	8,445,823	(6,882,213)	14,164,606
Total segment expenses	(3,945,244)	567,380,287	5,284,287	420,465,096	33,368,346	(348,036,429)	674,516,343
Income/(loss) before income taxes and non-controlling interest	6,155,534	24,206,134	(5,217,025)	8,577,809	(8,088,488)	1,007,797	26,641,761
Income tax expense	-	-	(97,646)	(3,883,030)	(223,614)	-	(4,204,290)
Non controlling interest	-	-	-	-	-	(4,841)	(4,841)
Total net income/(loss)	6,155,534	24,206,134	(5,314,671)	4,694,779	(8,312,102)	1,002,956	22,432,630

Total assets	136,695,877	444,443,062	9,560,677	143,818,079	436,172,204	(461,907,755)	708,782,144

Consolidated Financial Statements   INTEROIL CORPORATION    16

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

5.	Cash and cash equivalents

The components of cash and cash equivalents are as follows:

	September 30,	December 31,	September 30,
	2009	2008	2008
	$	$	$
Cash on deposit	60,703,756	46,761,362	45,150,867
Bank term deposits
- Papua New Guinea kina deposits	-	2,209,210	1,815,231
	60,703,756	48,970,572	46,966,098

6.	Supplemental cash flow information
	Quarter ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008
	$	$	$	$
Cash paid during the year
Interest	139,355	467,274	2,927,639	6,427,086
Income taxes	465,821	2,309,196	1,461,179	4,383,578
Interest received	118,940	440,281	283,233	1,190,363
Non-cash investing and financing activities:
(Decrease)/increase in deferred gain on contributions to LNG project	-	2,038,879	(4,420,838)	8,400,573
Loss/(gain) on proportionate consolidation of LNG project	-	(575,099)	724,357	(811,765)
Increase in accrued liabilities on buyback of IPI#3 investor rights	36,711,750	-	36,711,750	-
Increase in goodwill on acquisition of additional LNG interest	864,377	-	864,377	-
Increase in share capital from:
the exercise of share options	245,261	390,372	1,826,366	456,867
the exercise of warrants	1,899,476	-	1,899,476	-
buyback of Merrill Lynch interest in LNG Project	-	-	11,250,000	-
buyback of IPI #3 investor rights	19,767,865	-	19,767,865	-
conversion of debentures into share capital	-	14,139,905	77,089,723	14,139,905
conversion of preference shares into share capital	-	14,640,000	-	14,640,000
conversion of indirect participation interest into share capital	-	15,776,270	-	15,776,270
conversion of debt into share capital	-	-	-	60,000,000
placement fee obligation on conversion of debt	-	-	-	1,800,000
preference share interest obligation settled in shares	-	186,475	-	372,950
placement fee obligation on debentures issued	-	-	-	5,700,000
debentures interest obligation settled in shares	-	-	2,352,084	-

7.	Financial instruments

Cash and cash equivalents

With the exception of cash and cash equivalents and restricted cash, all financial assets are non-interest bearing. In the nine months ended September 30, 2009, the Company earned 0.0% (2008 – 2.44%) on the cash on deposit which related to the working capital facility. In the nine months ended September 30, 2009, cash and cash equivalents earned an average interest rate of 0.53% per annum (2008 – 2.45%) on cash, other than the cash on deposit that was related to the working capital facility.

Consolidated Financial Statements   INTEROIL CORPORATION    17

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

7.	Financial instruments (cont’d)

Restricted cash, which mainly relates to the working capital facility, is comprised of the following:

	September 30,	December 31,	September 30,
	2009	2008	2008
	$	$	$
Cash deposit on working capital facility (0.0%)	21,099,746	25,994,258	31,442,000
Cash restricted - Current	21,099,746	25,994,258	31,442,000

Bank term deposits on Petroleum Prospecting Licenses (2.9%)	122,129	124,097	127,624
Cash deposit on office premises (2.8%)	154,125	166,685	198,154
Cash deposit on secured loan (0.0%)	6,502,574	-	-
Cash restricted - Non-current	6,778,828	290,782	325,778
	27,878,574	26,285,040	31,767,778

Cash held as deposit on the working capital facility supports the Company’s working capital facility with BNP Paribas.  The balance is based on 20% of the outstanding balance of the base facility plus any amounts that are fully cash secured.

The cash held as deposit on secured loan is used to support the Company’s secured loan borrowings with the Overseas Private Investment Corporation (“OPIC”) and relates to one half yearly installment of $4.5 million and the related interest that will be payable with the next installment.  The waiver in force on this deposit requirement expired in June 2009 with the completion of the capital raising of $70.4 million.

Bank term deposits on Petroleum Prospecting Licenses are unavailable to the Company while Petroleum Prospecting Licenses 236, 237 and 238 are being operated by the Company.

Commodity derivative contracts

InterOil uses derivative commodity instruments to manage exposure to price volatility on a portion of its refined product and crude inventories.  At September 30, 2009, InterOil had a net receivable of $77,525 (Dec 2008 – $31,335,050, Sep 2008 – $11,891,200) relating to commodity hedge contracts.  Of this total, a receivable of $nil (Dec 2008 - $16,261,000, Sep 2008 - $3,189,100) relates to hedge accounted contracts as at September 30, 2009 and a receivable of $77,525 (Dec 2008 – $15,074,050, Sep 2008 – $8,702,100) relates to outstanding derivative contracts for which hedge accounting was not applied or had been discontinued.  The gain on hedges for which final pricing will be determined in future periods was $3,754,475 (Dec 2008 - $18,012,500, Sep 2008 – $3,473,694) and has been included in comprehensive income.  The hedges that have resulted in a gain being included within comprehensive income at September 30, 2009 were settled in January 2009.  However, these gains will be released into the Statement of Operations as the anticipated transactions that these hedges were initially taken to cover will occur.

a. Hedge accounted contracts:

There was no outstanding hedge accounted contracts on which final pricing were to be determined in future periods as at September 30, 2009.

The following summarizes the effective hedge contracts by derivative type on which final pricing was determined in future periods as at December 31, 2008:

Derivative	Type	Notional	Expiry	Derivative type	Fair Value
		Volumes			December 31, 2008
		(bbls)			$

Crude Swap	Buy Brent	300,000	Q1 2009	Cash flow hedge - Manages the crack spread	(25,493,100)
Crude Swap	Buy Brent	300,000	Q2 2009	Cash flow hedge - Manages the crack spread	(19,529,200)
Crude Swap	Buy Brent	300,000	Q3 2009	Cash flow hedge - Manages the crack spread	(18,441,700)
Crude Swap	Buy Brent	300,000	Q4 2009	Cash flow hedge - Manages the crack spread	(17,682,200)
Gasoil Swap	Sell Gasoil	300,000	Q1 2009	Cash flow hedge - Manages the crack spread	29,068,800
Gasoil Swap	Sell Gasoil	300,000	Q2 2009	Cash flow hedge - Manages the crack spread	23,425,400
Gasoil Swap	Sell Gasoil	300,000	Q3 2009	Cash flow hedge - Manages the crack spread	22,461,200
Gasoil Swap	Sell Gasoil	300,000	Q4 2009	Cash flow hedge - Manages the crack spread	21,672,800
					15,482,000
Add: Priced out but unsettled hedge accounted contracts as at December 31, 2008					779,000
					16,261,000

Consolidated Financial Statements   INTEROIL CORPORATION    18

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

7.	Financial instruments (cont’d)

As at September 30, 2008:

Derivative	Type	Notional	Expiry	Derivative type	Fair Value
		Volumes			September 30, 2008
		(bbls)			$

Crude Swap	Sell Brent	50,000	Q4 2008	Cash flow hedge - Manages the crack spread	558,500
Crude Swap	Buy Tapis	50,000	Q4 2008	Cash flow hedge - Manages the crack spread	(614,100)
Crude Swap	Buy Brent	300,000	Q4 2008	Cash flow hedge - Manages the crack spread	(6,609,600)
Crude Swap	Buy Brent	450,000	Q1 2009	Cash flow hedge - Manages the crack spread	(12,167,850)
Crude Swap	Buy Brent	300,000	Q2 2009	Cash flow hedge - Manages the crack spread	(4,742,100)
Crude Swap	Buy Brent	300,000	Q3 2009	Cash flow hedge - Manages the crack spread	(4,435,600)
Crude Swap	Buy Brent	300,000	Q4 2009	Cash flow hedge - Manages the crack spread	(4,187,200)
Gasoil Swap	Sell Gasoil	300,000	Q4 2008	Cash flow hedge - Manages the crack spread	7,792,800
Gasoil Swap	Sell Gasoil	450,000	Q1 2009	Cash flow hedge - Manages the crack spread	13,309,650
Gasoil Swap	Sell Gasoil	300,000	Q2 2009	Cash flow hedge - Manages the crack spread	5,213,100
Gasoil Swap	Sell Gasoil	300,000	Q3 2009	Cash flow hedge - Manages the crack spread	4,508,000
Gasoil Swap	Sell Gasoil	300,000	Q4 2009	Cash flow hedge - Manages the crack spread	4,064,200
					2,689,800
Add: Priced out but unsettled hedge accounted contracts as at September 30, 2008					499,300
					3,189,100

A profit of $13,426,225 was recognized from effective portion of priced out hedge accounted contracts for the nine months ended September 30, 2009 (Sep 2008 – a profit of $1,237,827).

b. Non-hedge accounted derivative contracts:

In addition to the above hedge accounted contracts, as at September 30, 2009, the Company had the following open non-hedge accounted derivative contracts outstanding. Any gains/losses on these contracts are disclosed separately in the statement of operations for the period.

As at September 30, 2009:

Derivative	Type	Notional	Expiry	Derivative type	Fair Value
		Volumes			September 30, 2009
		(bbls)			$
None Outstanding	-	-	-	-	-
-
Add: Priced out non-hedge accounted contracts as at September 30, 2009					77,525
77,525

As at December 31, 2008:

Derivative	Type	Notional	Expiry	Derivative type	Fair Value
		Volumes			December 31, 2008
		(bbls)			$

Brent Swap	Sell Brent	195,000	Q1 2009	Cash flow hedge - Manages the export price risk of LSWR	3,965,000
Brent Swap	Buy Brent	130,000	Q1 2009	Cash flow hedge - Manages the export price risk of LSWR	(1,129,750)
Brent Swap	Sell Brent	165,000	Q2 2009	Cash flow hedge - Manages the export price risk of LSWR	(413,200)
					2,422,050
Add: Priced out non-hedge accounted contracts as at December 31, 2008					12,652,000
					15,074,050

Consolidated Financial Statements   INTEROIL CORPORATION     19

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

7.	Financial instruments (cont’d)

As at September 30, 2008:

Derivative	Type	Notional	Expiry	Derivative type	Fair Value
		Volumes			September 30, 2008
		(bbls)			$

Brent Swap	Sell Brent	375,000	Q4 2008	Cash flow hedge - Manages the export price risk of LSWR	7,507,500
Brent Swap	Buy Brent	30,000	Q4 2008	Cash flow hedge - Manages the export price risk of LSWR	(526,500)
Brent Swap	Sell Brent	260,000	Q1 2009	Cash flow hedge - Manages the export price risk of LSWR	(112,900)
					6,868,100
Add: Priced out non-hedge accounted contracts as at September 30, 2008					1,834,000
					8,702,100

A profit of $1,008,585 was recognized on the non-hedge accounted derivative contracts and ineffective portion of hedge accounted contracts for the nine months ended September 30, 2009 (Sep 2008 – $790,679).

8.	Trade receivables

InterOil has a discounting facility with BNP Paribas on specific monetary receivables under which the Company is able to sell, on a revolving basis, receivables up to $60,000,000 (refer to note 15).  As at September 30, 2009, $nil (Dec 2008 - $3,141,238, Sep 2008 - $nil) in outstanding trade receivables had been sold with recourse under the facility.  As these sales are with recourse, the discounted receivables, if any, are retained on the balance sheet and included in the accounts receivable, and the proceeds are recognized in the working capital facility.  The Company has retained the responsibility for administering and collecting accounts receivable sold.  The discounted receivables are usually settled within a month of their discounting and there have not been any collection issues relating to these discounted receivables.

At September 30, 2009, $25,766,464 (Dec 2008 - $10,300,542, Sep 2008 - $45,849,962) of the trade receivables secures the BNP Paribas working capital facility disclosed in note 15.  This balance includes $22,420,832 (Dec 2008 - $6,912,883, Sep 2008 - $29,123,041) of intercompany receivables which were eliminated on consolidation.

9.	Inventories

	September 30,	December 31,	September 30,
	2009	2008	2008
	$	$	$
Midstream - refining and marketing (crude oil feedstock)	19,745,281	25,556,463	76,271,595
Midstream - refining and marketing (refined petroleum product)	48,868,810	30,167,417	81,809,593
Midstream - refining and marketing (parts inventory)	367,762	288,643	285,352
Downstream (refined petroleum product)	33,315,321	27,024,803	34,532,930
	102,297,174	83,037,326	192,899,470

As at September 30, 2009, December 31, 2008, and September 30, 2008, inventory had been written down to its net realizable value.  The write down of $1,140,319 at September 30, 2009, $8,529,016 at December 31, 2008 and $11,752,216 at September 30, 2008 relating to refined petroleum products is included in ‘Cost of sales and operating expenses’ within the ‘Consolidated Statement of Operations’.

At September 30, 2009, $68,981,853 (Dec 2008 - $56,012,523, Sep 2008 - $158,366,540) of the midstream inventory balance secures the BNP Paribas working capital facility disclosed in note 15.

Inventories recognized as expense during the nine months ended September 30, 2009 amounted to $422,094,903 (Sep 2008 - $641,892,699).

Consolidated Financial Statements   INTEROIL CORPORATION     20

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

10.	Plant and equipment

The majority of the Company’s plant and equipment is located in Papua New Guinea, except for items in the corporate segment with a net book value of $184,149 (Dec 2008 - $343,069, Sep 2008 - $346,911) which are located in Australia and Singapore.  Amounts in deferred project costs and work in progress are not being amortized.

Consolidation entries relates to midstream assets which were created when the gross margin on 2004 refinery sales to the downstream segment were eliminated in the development stage of the refinery.

September 30, 2009	Upstream	Midstream - Refining	Midstream - Liquefaction	Downstream	Corporate & Consolidated	Totals

Plant and equipment	47,315	248,195,886	97,572	45,244,183	558,836	294,143,792
Deferred project costs and work in progress	-	1,055,464	2,252,060	5,207,698	1,836,588	10,351,810
Consolidation entries	-	-	-	-	(2,631,851)	(2,631,851)
Accumulated depreciation and amortisation	(46,587)	(51,933,612)	(29,942)	(28,132,320)	(374,687)	(80,517,148)

Net book value	728	197,317,738	2,319,690	22,319,561	(611,114)	221,346,603

Capital expenditure for nine months ended September 30, 2009	-	1,703,577	-	3,400,834	1,909,795	7,014,206

December 31, 2008	Upstream	Midstream - Refining	Midstream - Liquefaction	Downstream	Corporate & Consolidated	Totals

Plant and equipment	47,315	247,520,562	219,315	46,299,775	485,628	294,572,595
Deferred project costs and work in progress	-	27,211	2,134,858	1,979,253	-	4,141,322
Consolidation entries	-	-	-	-	(2,729,327)	(2,729,327)
Accumulated depreciation and amortisation	(43,568)	(43,768,810)	(80,554)	(28,363,540)	(142,559)	(72,399,031)

Net book value	3,747	203,778,963	2,273,619	19,915,488	(2,386,258)	223,585,559

Capital expenditure for year ended December 31, 2008	-	529,033	92,494	4,108,630	95,493	4,825,650

September 30, 2008	Upstream	Midstream - Refining	Midstream - Liquefaction	Downstream	Corporate & Consolidated	Totals

Plant and equipment	47,315	247,239,251	203,391	49,478,609	470,947	297,439,513
Deferred project costs and work in progress	-	210,782	2,134,858	2,268,760	-	4,614,400
Consolidation entries	-	-	-	-	(2,761,819)	(2,761,819)
Accumulated depreciation and amortisation	(42,554)	(41,026,317)	(61,422)	(32,093,275)	(124,036)	(73,347,604)

Net book value	4,761	206,423,716	2,276,827	19,654,094	(2,414,908)	225,944,490

Capital expenditure for nine months ended September 30, 2008	-	431,293	76,571	3,125,086	80,812	3,713,762

During the nine months ended September 30, 2009, InterOil recognized a gain of $nil on the disposal of assets (Sep 2008 - $285,206).

Consolidated Financial Statements   INTEROIL CORPORATION     21

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)
11.	Oil and gas properties

Costs of oil and gas properties which are not subject to depletion are as follows:

	September 30,	December 31,	September 30,
	2009	2008	2008
	$	$	$
Drilling equipment	15,548,934	13,857,772	13,844,159
Drilling consumables and spares	11,398,067	10,113,808	13,554,979
Petroleum Prospecting License drilling programs	163,747,687	104,042,379	91,189,015
	190,694,688	128,013,959	118,588,153

The following table discloses a breakdown of the exploration expenses presented in the statements of operations for the periods ended:

	Nine months ended	Year ended	Nine months ended
	September 30,	December 31,	September 30,
	2009	2008	2008
	$	$	$
Exploration costs, excluding exploration impairment	234,972	995,532	(79,142)
Exploration impairment
Costs incurred in prior years	-	-	-
Costs incurred in current year	-	107,788	83,001
Total exploration impairment	-	107,788	83,001
	234,972	1,103,320	3,859

The following table discloses a breakdown of the gain realized on sale of oil and gas properties for the periods ended:

	Quarter ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008
	$	$	$	$

Gain on sale of oil and gas properties
Sale of PRL 4 interest (43.13% of the property)	-	-	-	1,500,000
Sale of PRL 5 interest (28.576% of the property)	-	-	-	5,000,000
Conveyance accounting of IPI Agreement (note 19)	4,635,309	989,551	5,722,792	4,735,084
	4,635,309	989,551	5,722,792	11,235,084

During the prior year nine month period ended September 30, 2008, the Company divested fully its interests in Petroleum Retention Licenses 4 and 5 in Papua New Guinea.  As these properties did not have any cost base associated with them carried forward in the balance sheet, the entire sale proceeds was treated as a gain on sale of these properties.

Since the date of the IPI Agreement in February 2005 up to the quarter ended September 30, 2009, certain IPI investors’ with a combined 6.425% interest in the eight well drilling program have waived their right to convert their IPI percentage into 856,667 common shares.  During the quarter ended September 30, 2009, the Company also bought back a combined 4.3364% interest in the IPI Agreement from two investors.  As part of this buyback transaction, the investor’s option to convert to InterOil common shares lapsed, triggering conveyance under the IPI Agreement.  Refer to Note 19 below for further details of this transaction.

These waivers or forfeitures of the conversion option have triggered conveyance under the IPI Agreement for their respective share of interest.  An amount of $5,722,792 (Sep 2008 - $4,735,084) for the nine month period was recognized as a gain on conveyance following the guidance in paragraphs 47(h) and 47(j) of SFAS 19.

Refer to Note 12 below for details of Petromin’s participation in the Elk/Antelope field and the treatment of the $9,435,000 advance received from them in relation to this participation agreement.

Consolidated Financial Statements   INTEROIL CORPORATION     22

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

11.	Oil and gas properties (cont’d)

Pacific LNG Operations Limited (“Pacific LNG”) participation in Elk/Antelope field
During September 2009, Pacific LNG acquired a 2.5% direct working interest in the Elk/Antelope field in furtherance of the option granted to it by InterOil on May 24, 2007.  The 2.5% direct interest in Elk/Antelope was acquired together with the transfer to InterOil 2.5% of Pacific LNG’s economic interest in the joint venture LNG Project, in exchange for a net $25,000,000 (of which $15,000,000 had been received since May 2007 up to September 30, 2009) and payment of their newly acquired share of historical costs incurred in exploring the Elk/Antelope field.

The total value of consideration received for this transaction was valued at $29,019,716, consisting of $25,000,000 cash consideration, $864,377 being the fair value of 2.5% of Pacific LNG’s economic interest in the joint venture LNG Project, and $3,155,339 representing 2.5% of all appraisal costs incurred in the Elk/Antelope field to be reimbursed.  The Company has applied the guidance in paragraph 47(h) of SFAS 19 in relation to the sale of these unproved properties.  Based on the guidance, the sale proceeds were fully applied against the cost base of the Elk/Antelope field as recovery of cost.

12.	Accounts payable and accrued liabilities
	September 30,	December 31,	September 30,
	2009	2008	2008
	$	$	$
Accounts payable - crude import	47,131,455	25,233,525	68,196,604
Other accounts payable and accrued liabilities	75,519,443	48,914,211	89,901,916
Petromin cash calls received	9,435,000	4,000,000	-
Income tax payable	-	-	2,836,242
Total accounts payable and accrued liabilities	132,085,898	78,147,736	160,934,762

Included within ‘Other accounts payable and accrued liabilities’ as at September 30, 2009 is $36,711,750 (Dec 08 - $nil, Sep 08 - $nil) to be settled in Company common shares on December 15, 2009 as second installment for the buyback of 4.3364% interest from two IPI investors based on negotiated settlements completed in September 2009.  Refer to Note 19 below for further details on this transaction.

Petromin participation in Elk/Antelope field
On October 30, 2008, Petromin PNG Holdings Limited (‘Petromin’), a government entity mandated to invest in resource projects on behalf of the Independent State of Papua New Guinea (“the State”), agreed to take a 20.5% direct interest in the Elk/Antelope field.  Petromin will contribute an initial deposit and will conditionally fund 20.5% of the costs of developing the Elk/Antelope field.  The relevant legislation on the State’s right to invest arises upon issuance of the Prospecting Development Licence (‘PDL’), which has not yet occurred.  The agreement contains certain provisions applicable in the event that the PDL is not issued within a certain timeframe.  In the event the PDL is not granted for the Elk/Antelope field, Petromin will be issued InterOil common shares based on a five day Volume Weighted Average Price (‘VWAP’) immediately prior to the date of issue.  As at September 30, 2009, $9,435,000 advance payment received from Petromin has been held under ‘Petromin cash calls received’ above.  Once the PDL is formed, conveyance accounting following the guidance in paragraphs 47(h) and 47(j) of SFAS 19 will be triggered.

13.	Deferred gain on contributions to LNG Project

On July 30, 2007, a Shareholders’ Agreement was signed between InterOil LNG Holdings Inc., Pacific LNG Operations Ltd., Merrill Lynch Commodities (Europe) Limited and PNG LNG Inc..  As part of the Shareholders’ Agreement, five ‘A’ Class shares were issued by PNG LNG Inc. with full voting rights with each share controlling one board position.  Two ‘A’ Class shares were owned by InterOil, two by Merrill Lynch Commodities (Europe) Limited, and one by Pacific LNG Operations Ltd.  All key operational matters require ‘Unanimous’ or ‘Super-majority’ Board resolution which confirms that none of the joint ventures is in a position to exercise unilateral control over the joint venture.

InterOil was also provided with ‘B’ Class shares in the Joint Venture Company with a fair value of $100,000,000 in recognition of its contribution to the LNG Project at the time of signing the Shareholders’ Agreement.  The main items contributed by InterOil into the Joint venture Company were infrastructure developed by InterOil near the proposed LNG site at Napa Napa, stakeholder relations within Papua New Guinea, General Supply Agreements secured with other landowners for supply of gas, advanced stage of project development, etc.  Fair value was determined based on the agreement between the independent joint venture partners.

The other Joint Venture partners are being issued ‘B’ Class shares as they contribute cash into the Joint Venture Company by way of cash calls.

Consolidated Financial Statements   INTEROIL CORPORATION     23

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

13.	Deferred gain on contributions to LNG Project (cont’d)

To date InterOil has a recognized deferred gain on its contributions to the Joint Venture based on the share of other joint venture partners in the project.  As InterOil’s shareholding within the Joint Venture Company as at September 30, 2009 is 86.66%, the gain on contribution of non cash assets to the project by InterOil relating to other joint venture partners’ shareholding (13.34% - amounting to $13,076,272) has been recognized by InterOil in its balance sheet as a deferred gain. This deferred gain will increase as the other Joint Venture partners increase their shareholding in the project.  The gain has been deferred in accordance with the principles of proportionate consolidation as per CICA 3055 – ‘Interests in Joint Ventures’ and will be taken to income based on the value to be obtained from their use by the Joint Venture Company in the future.  The intangible assets of the Joint Venture Company, contributed by InterOil, have been eliminated on proportionate consolidation of the joint venture balances.

On February 27, 2009, InterOil LNG Holdings Inc. and Pacific LNG Operations Ltd, acquired Merrill Lynch’s interest in the Joint Venture Company. InterOil issued 499,834 common shares totaling $11,250,000 for its share of the settlement. After the completion of this transaction, Merrill Lynch does not retain any ownership in the PNG LNG project.

The two ‘A’ Class shares held by Merrill Lynch have been transferred equally to InterOil LNG Holdings Inc. and Pacific LNG Operations Ltd.  A further 172 ‘A’ Class shares have been issued to InterOil LNG Holdings Inc. and 173 ‘A’ Class shares have been issued to Pacific LNG Operations Ltd bringing the ‘A’ Class shareholding of both remaining joint venture partners to 175 ‘A’ Class shares each, giving equal voting rights and board positions in the joint venture.

During September 2009, as part of acquisition by Pacific LNG of a 2.5% direct working interest in the Elk/Antelope field, Pacific LNG transferred to InterOil 2.5% of Pacific LNG’s unexercised economic interest in the joint venture LNG Project. Based on this transaction, as at September 30, 2009, InterOil and Pacific LNG holds 52.5% and 47.5% economic interest respectively in the LNG project, subject to the exercise of all their rights to the ‘B’ Class shares on payment of cash calls.

14.	Goodwill

Acquisition of interest from Merrill Lynch
As noted above in note 13, On February 27, 2009, InterOil LNG Holdings Inc. acquired half of Merrill Lynch’s interest in the Joint Venture Company for $11,250,000.  As part of the acquisition, InterOil LNG Holdings Inc. was transferred 548,806 ‘B’ Class shares held by Merrill Lynch.  The amount recognized as goodwill of $5,761,940 represents the amount of purchase consideration paid to Merrill Lynch over and above the fair value of the identifiable net assets acquired.

Acquisition of interest from Pacific LNG
During September 2009, InterOil also acquired a further 2.5% of Pacific LNG’s economic interest in the joint venture LNG Project from Pacific LNG as part of the Elk/Antelope interest acquisition.  The fair value of 2.5% of Pacific LNG’s economic interest in the joint venture LNG Project was valued at $864,377 based on the previous transaction with Merrill Lynch that was completed in February 2009, being the most appropriate guide to the fair value of the interest acquired.  This fair value has been recognized as goodwill on acquisition of the LNG interest in the Balance Sheet.

15.	Working capital facility

	September 30,	December 31,	September 30,
	2009	2008	2008
	$	$	$
BNP Paribas working capital facility - midstream	-	53,386,775	80,002,303
Westpac and BSP working capital facility - downstream	1,132,029	15,405,627	-
Total working capital facility	1,132,029	68,792,402	80,002,303

BNP Paribas working capital facility

InterOil has a working capital credit facility with BNP Paribas (Singapore branch) with a maximum availability of $190,000,000.  The facility is renewable annually and is currently going through the renewal process.  As at September 30, 2009 the facility had been temporarily extended to November 30, 2009.

This financing facility supports the ongoing procurement of crude oil for the refinery and includes related hedging transactions.  The facility comprises a base facility to accommodate the issuance of letters of credit followed by secured loans in the form of short term advances.  In addition to the base facility, the agreement offers both; cash secured short term facility, and a discounting facility on specific monetary receivables (note 8).  The facility is secured by sales contracts, purchase contracts, certain cash accounts associated with the refinery, all crude and refined products of the refinery and trade receivables.

Consolidated Financial Statements   INTEROIL CORPORATION     24

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

15.	Working capital facility (cont’d)

The facility bears interest at LIBOR + 3.5% on the short term advances.  During the nine month period the weighted average interest rate was 4.01% (Sep 2008 – 5.3%).  The following table outlines the facility and the amount available for use at quarter end:

	September 30,	December 31,	September 30,
	2009	2008	2008
	$	$	$
Working capital credit facility	190,000,000	190,000,000	210,000,000

Less amounts included in the working capital facility liability:
Short term advances	-	(50,245,537)	(80,002,303)
Discounted receivables (note 8)	-	(3,141,238)	-
	-	(53,386,775)	(80,002,303)
Less: other amounts outstanding under the facility:
Letters of credit outstanding	(105,500,000)	(27,600,000)	(77,000,000)
Bank guarantees on hedging facility	-	-	-
Working capital credit facility available for use	84,500,000	109,013,225	52,997,697

At September 30, 2009, the company had two letters of credit outstanding totaling $105,500,000. The first letter of credit for $51,000,000 was for a crude cargo and was drawn down by $16,000,000 on October 2, 2009 and $35,000,000 on October 9, 2009.  The second letter of credit for $54,500,000 was for a crude cargo and was drawn down on November 2, 2009.

The cash deposit on working capital facility, as separately disclosed in note 7, includes restricted cash of $21,099,746 (Dec 2008 - $25,994,258, Sep 2008 - $31,442,000) which is being maintained as a security margin for the facility.  In addition, inventory of $68,981,853 (Dec 2008 - $56,012,523, Sep 2008 - $158,366,540) and trade receivables of $25,766,464 (Dec 2008 – $10,300,542, Sep 2008 - $45,849,962) also secured the facility.  The trade receivable balance securing the facility includes $22,420,832 (Dec 2008 - $6,912,883, Sep 2008 - $29,123,041) of inter-company receivables which were eliminated on consolidation.

Westpac and Bank South Pacific working capital facility

On October 24, 2008 the Company secured a Papua New Guinea Kina 150,000,000 (approximately $54,600,000) combined revolving working capital facility for its wholesale and retail petroleum products distribution business in Papua New Guinea from Bank of South Pacific Limited (‘BSP’) and Westpac Bank PNG Limited. The Westpac facility limit is Papua New Guinea Kina 80,000,000 (approximately $29,120,000) and the BSP facility limit is Papua New Guinea Kina 70,000,000 (approximately $25,480,000).  The Westpac facility is for an initial term of three years and is due for renewal in October 2011.  The BSP facility is renewable annually and was renewed in October 2009 at a lower limit of Papua New Guinea Kina 50,000,000 (approximately $18,200,000).  These facilities are secured by a fixed and floating charge over the assets and liabilities of Downstream operations.

16.	Acquisition of a subsidiary

InterOil Singapore Pte Ltd

In May 2009, InterOil Singapore Pte Ltd was incorporated as a 100% subsidiary of InterOil Corporation to facilitate the operation of the LNG Project in Papua New Guinea.  All costs incurred by this entity will be recharged to the LNG joint venture and relevant InterOil entities based on an equitable driver basis.

InterOil New York Inc

In April 2008, InterOil New York Inc. was incorporated as a 100% subsidiary of InterOil Corporation to evaluate potential financing arrangements in the U.S.  The Company had not undertaken any activities as at September 30, 2009.

Consolidated Financial Statements   INTEROIL CORPORATION     25

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

17.	Related parties

Petroleum Independent and Exploration Corporation (“P.I.E”)

P.I.E is controlled by Phil Mulacek, an officer and director of InterOil and acts as a sponsor of the Company's oil refinery project.  Articles of association of SPI InterOil LDC (“SPI”) provide for the business and affairs of the entity to be managed by a general manager appointed by the shareholders of SPI and its U.S. sponsor under the Overseas Private Investment Corporation (“OPIC” - which is an agency of the U.S. Government) loan agreement.  SPI does not have a Board of Directors, instead P.I.E. has been appointed as the general manager of SPI.  Under the laws of the Commonwealth of The Bahamas, the general manager exercises all powers which would typically be exercised by a Board of Directors, being those which are not required by laws or by SPI’s constituting documents to be exercised by the members (shareholders) of SPI.  InterOil is the majority shareholder of SPI and therefore has the power to appoint the general manager.

During the nine months ended September 30, 2009, $112,500 (Sep 2008 - $112,500) was expensed for the sponsor's legal, accounting and reporting costs.  Of these costs, $nil (Sep 2008 - $112,500) were included in accrued liabilities at September 30, 2009.

Breckland Limited

This entity is controlled by Roger Grundy, a director of InterOil, and provides technical and advisory services to the Company on normal commercial terms.  Amounts paid or payable to Breckland for technical services during the nine month period amounted to $nil (Sep 2008 - $nil).  An amount of $4,145 (Sep 2008 - $9,562) was reimbursed by the Company during the nine months ended September 30, 2009 for expenses associated with Mr. Grundy’s travel for board meetings.

Director fees

Amounts due to Directors at September 30, 2009 totaled $26,000 for Directors fees (Dec 2008 - $27,750, Sep 2008 - $30,500).  These amounts are included in accounts payable and accrued liabilities.  An amount of $91,583 (Dec 2008 - $120,000, Sep 2008 - $91.500) was paid or payable to the Directors for Directors fees during the nine months.

BNP Paribas

One of our Directors, Edward Speal, is the Managing Director of BNP Paribas (New York).  InterOil has a working capital facility with BNP Paribas (Singapore) of $190,000,000 (as per note 15) - Management does not consider this to be related party transaction as the Director does not have the ability to exercise, directly or indirectly, control, joint control or significant influence over BNP (Singapore).

18.	Secured loan

	September 30,	December 31,	September 30,
	2009	2008	2008
	$	$	$
Secured loan (OPIC) - current portion	9,000,000	9,000,000	9,000,000
Total current secured loan	9,000,000	9,000,000	9,000,000

Secured loan (OPIC) - non current portion	49,000,000	53,500,000	58,000,000
Secured loan (OPIC) - deferred financing costs	(966,708)	(1,134,667)	(1,190,653)
Total non current secured loan	48,033,292	52,365,333	56,809,347

Total secured loan	57,033,292	61,365,333	65,809,347

OPIC Secured Loan

On June 12, 2001, the Company entered into a loan agreement with OPIC to secure a project financing facility of $85,000,000.  The loan agreement was last amended under which the half yearly principal payments of $4,500,000 due in December 2006 and June 2007 each were deferred to the end of the loan agreement, being June 30, 2015 and December 31, 2015.  The loan is secured over the assets of the refinery project which have a carrying value of $197,317,738 at September 30, 2009 (Dec 2008 - $203,778,963, Sep 2008 - $206,423,716).

Consolidated Financial Statements   INTEROIL CORPORATION     26

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

18.	Secured loan (cont’d)

The interest rate on the loan is equal to the treasury cost applicable to each promissory note (at the date of draw down) outstanding plus the OPIC spread (3%).  During the nine months ended September 30, 2009 the weighted average interest rate was 6.89% (Sep 2008 – 7.10%) and the total interest expense included in long term borrowing costs was $3,137,248 (Sep 2008 - $3,538,577).

As at September 30, 2009, two installment payments amounting to $4,500,000 each which will be due for payment on December 31, 2009 and June 30, 2010 have been reclassified into the current portion of the liability.  The agreement contains certain financial covenants which include the maintenance of minimum levels of tangible net worth and limitations on the incurrence of additional indebtedness.  A deposit is also required to be maintained to cover the next installment and interest payment.  As of September 30, 2009, the company was in compliance with all applicable covenants.

Deferred financing costs relating to the OPIC loan of $966,708 (Dec 2008 - $1,134,667, Sep 2008 - $1,190,653) are being amortized over the period until December 2014.

Bank covenants under the above facility currently restrict the payment of dividends by the Company.

19.	Indirect participation interests

Indirect participation interest (“IPI”)

	September 30,	December 31,	September 30,
	2009	2008	2008
	$	$	$
Indirect participation interest ("IPI")	53,223,694	72,476,668	72,812,827

The IPI balance relates to $125,000,000 received by InterOil subject to the terms of the agreement dated February 25, 2005 between the Company and a number of investors.  In exchange InterOil has provided the investors with a 25% interest in an eight well drilling program to be conducted in InterOil’s petroleum prospecting licenses 236, 237 and 238.

Under the IPI agreement, InterOil is responsible for drilling eight exploration wells, four of which will be in PPL 238, one in PPL 236, and one in PPL 237.  The investors will be able to approve the location of the final two wells to be drilled.  In the instance that InterOil proposes appraisal or completion of an exploration or development well, the investors will be asked to contribute to the completion work in proportion to their IPI percentage and InterOil will bear the remaining cost.  Should an investor choose not to participate in the completion works of an exploration well, the investor will forfeit their right to the well in question as well as their right to convert into common shares.  InterOil has drilled four exploration wells under the IPI agreement as at September 30, 2009.

The non-financial liability has been valued at $105,000,000, being the estimated expenditures to complete the eight well drilling program, and the residual value of $20,000,000 has been allocated to the conversion option presented under Shareholder’s equity.  InterOil paid financing fees and transaction costs of $8,138,741 related to the indirect participation interest on behalf of the indirect participation interest investors in 2005.  These fees have been allocated against the non-financial liability, reducing the liability to $96,861,259.  InterOil will maintain the liability at its initial value until conveyance is triggered on the lapse of the conversion option available to the investors, or they elect to participate in the Petroleum Development License (‘PDL’) for a successful well.  InterOil will account for the exploration costs relating to the eight well program under the successful efforts accounting policy adopted by the Company.  All Geological & Geophysical (‘G&G’) costs relating to the exploration program will be expensed as incurred and all drilling costs will be capitalized and assessed for recovery at each period.  When conveyance is triggered on election by the investors to participate in a PDL or when the investor forfeits the conversion option, conveyance accounting will be applied.  This would entail determination of proceeds for the interests conveyed and the cost of that interest as represented in the ‘Oil and gas properties’ in the balance sheet.  The difference between proceeds on conveyance and capitalized costs to the interests conveyed will be recognized as gain or loss in the Statement of operations following the guidance in paragraphs 47(h) and 47(j) of SFAS 19.

Under the agreement, all or part of this indirect participation interest may be converted to a maximum of 3,333,334 common shares in the company between June 15, 2006 and the later of December 15, 2006, or until 90 days after the completion of the eighth well at a price of $37.50 per share.  Should the option to convert to shares not be exercised, the indirect participation interest in the eight well drilling program will be maintained and distributions from success in these wells will be paid in accordance with the agreements.  Any partial conversion of an indirect participation interest into common shares will result in a corresponding decrease in the investors’ interest in the eight well drilling program.  The balance of the indirect participation interest that may be converted into shares is a maximum of 1,421,814 common shares (Dec 2008 – 2,160,000, Sep 2008 – 2,160,000) as explained below.

Consolidated Financial Statements   INTEROIL CORPORATION     27

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

19.	Indirect participation interests (cont’d)

Since the date of the agreement up to the quarter ended September 30, 2009, certain IPI investors have exercised their right to convert their interest into common shares for a total 3.5750% interest, resulting in issuance of 476,667 InterOil common shares.  These conversions reduced the initial IPI liability balance of $96,861,259 by $13,851,160 and the initial conversion option balance of $20,000,000 by $2,860,000.

Since the date of the agreement up to the quarter ended September 30, 2009, certain IPI investors with a combined 6.425% interest in the eight well drilling program have waived their right to convert their IPI percentage into 856,667 common shares.  These waivers have resulted in conveyance being triggered on this portion of the IPI agreement.  The conveyance accounting for this waived interest on the completed portion of the exploration program has reduced the IPI liability balance by $12,985,239.  A further IPI liability of $11,908,105 is maintained in our balance sheet in relation to this conveyed IPI interest and will be offset against amounts that will be spent on completing the eight well exploration program as agreed under the IPI Agreement.

During the quarter ended September 30, 2009, the Company also bought back a combined 4.3364% interest in the IPI Agreement from two investors for $56,479,615 to be settled in two tranches of InterOil common shares.  The first tranche of common shares was for 35% of the total consideration and was issued on September 15, 2009.  The second tranche of shares for the remaining 65% of the total consideration will be issued on December 15, 2009 based on a ten day VWAP immediately prior to the date of issue.  This liability of $36,711,450 has been accrued and has been included in ‘Other accounts payable and accrued liabilities’ at September 30, 2009.  As part of this buyback transaction, the investor’s option to convert to InterOil common shares lapsed, triggering conveyance under the IPI Agreement.  The conveyance accounting for this purchased interest has reduced the IPI liability balance by $16,801,166.  No further liability needs to be maintained on the balance sheet for this acquired interest as InterOil has no further obligation to the IPI investors in relation to this acquired interest.

Indirect participation interest – PNGDV

	September 30,	December 31,	September 30,
	2009	2008	2008
	$	$	$
Current portion	540,002	540,002	540,002
Non current portion	844,490	844,490	844,490
Total indirect participation interest - PNGDV	1,384,492	1,384,492	1,384,492

As at September 30, 2009, the balance of the PNG Drilling Ventures Limited ("PNGDV") indirect participation interest in the Company’s phase one exploration program within the area governed by petroleum prospecting licenses 236, 237 and 238 is $1,384,492 (Dec 2008 - $1,384,492, Sep 2008 - $1,384,492).  In 2006 an amendment was made to the original agreement whereby PNG Drilling Ventures Limited converted their remaining balance of $9,685,830 into 575,575 InterOil common shares and also retained a 6.75% interest in the next four exploration wells (the first of the four wells is Elk-1, with an additional two exploration wells to be drilled after Elk-4/A).  PNGDV also has the right to participate in the 16 wells that follow the first four mentioned above up to an interest of 5.75% at a cost of $112,500 per 1% per well (with higher amounts to be paid if the depth exceed 3,500 meters and the cost exceeds $8,500,000).

The accounting for the amendment to the agreement resulted in the fair value of the shares issue of $7,948,691 being recognized as share capital.  The Company has also recognized an initial liability relating to its obligation to drill the above four wells on behalf of the investors of $3,588,560.  The difference between the opening balance and the amount allocated to share capital and the revised amount allocated to the liability of $1,851,421 has been expensed as a cost of amending the original transaction.

During the nine months ended September 30, 2009, $nil (Sep 2008 – $540,002) of geological and geophysical costs and drilling costs in relation to the Elk-4A exploratory well have been allocated against the liability bringing the remaining balance to $1,384,492.  PNGDV liability has been accounted using conveyance accounting as there are no conversion options attached to the liability, unlike the IPI non-financial liability noted above.

Other

In addition to the above, PNG Energy Investors (“PNGEI”), an indirect participation interest investor who converted all of its interest to common shares in fiscal year 2004, has the right to participate up to a 4.25% interest in 16 wells commencing from exploration wells numbered 9 to 24.  As at the end of September 30, 2009 we have drilled 6 exploration wells since inception of our exploration program within PPL 236, 237 and 238 in Papua New Guinea.  In order to participate, PNGEI would be required to contribute a proportionate amount of drilling costs related to these wells.

Consolidated Financial Statements   INTEROIL CORPORATION    28

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

20.	Non controlling interest

The non controlling interest as at September 30, 2009 relates to Petroleum Independent and Exploration Corporation’s (“PIE Corp.”) 0.02% minority shareholding in SPI InterOil LDC.  InterOil has entered into an agreement with PIE Corp. under which PIE Corp. can exchange its remaining 5,000 shares of SPI InterOil LDC for Common Shares on a one-for-one basis.  This election may be made by PIE Corp. at any time.

21.	Share capital

The authorized share capital of the Company consists of an unlimited number of common shares with no par value.  Each common share entitles the holder to one vote.

Common shares - Changes to issued share capital were as follows:

	Number of shares	$
January 1, 2008	31,026,356	259,324,133

Shares issued on Private Placement	2,728,477	58,938,305
Shares issued on exercise of options	58,000	1,413,587
Shares issued on preference share conversion and interest payments	532,754	15,012,950
Share issued as placement fee on debenture issue	228,000	5,700,000
Share issued on debenture conversions	641,000	15,118,483
Shares issued on debenture interest payments	259,105	2,620,628
Shares issued on conversion of indirect participation interest	450,000	15,776,270

December 31, 2008	35,923,692	373,904,356

Shares issued on exercise of options	210,000	5,816,736
Shares issued on buyback of LNG Interest (note 13)	499,834	11,250,000
Shares issued on debenture conversions (note 23)	3,159,000	77,089,722
Shares issued on debenture interest payments (note 23)	70,548	2,352,084
Shares issued on common stock offering	2,013,815	70,443,248
Shares issued on exercise of warrants	302,305	8,522,978
Shares issued on buyback of IPI#3 Interest	671,730	19,767,865

September 30, 2009	42,850,924	569,146,989

22.	Preference Shares

In November 2007, the Company authorized the issue of 1,035,554 convertible preference shares at an issue price of $28.97 to investors amounting to a total of $30,000,000.  517,777 of the authorized preference shares were issued to an investor in November 2007 for $15,000,000.  The preferred stock carried a fixed divided of 5% per annum payable quarterly in arrears in cash or stock at the issuers’ option.  The preference dividend payment of 5% per annum was treated as an interest expense in the Statement of Operations.  The preference dividend paid for the nine months ended September 30, 2009 was $nil (Sep 2008 - $418,526).  During the quarter ended September 30, 2008 all preference shares issued (517,777 shares) were converted into common shares.

23.	8% subordinated debentures

On May 13, 2008, the Company completed the issue of $95,000,000 unsecured 8% subordinated convertible debentures with a maturity of five years.  The debenture holders had the right to convert their debentures into common shares at any time at a conversion price of $25.00 per share.  The Company had the right to require the debenture holders to convert if the daily Volume Weighted Average Price (‘VWAP’) of the common shares is at or above $32.50 for at least 15 consecutive trading days.  Accrued interest on these debentures was to be paid semi-annually in arrears, in May and November of each year, commencing November 2008.

Consolidated Financial Statements   INTEROIL CORPORATION     29

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

23.	8% subordinated debentures (cont’d)

Based on guidance under CICA 3863, the debentures were assessed based on the substance of the contractual arrangement in determining whether it exhibits the fundamental characteristic of a financial liability or equity.  Management had assessed that the debenture instrument mainly exhibited characteristics that are liability in nature; however, the embedded conversion feature was equity in nature and needed to be bifurcated and disclosed separately within equity.  Management applied residual basis and had valued the liability component first and assigned the residual value to the equity component.

Management had fair valued the liability component by discounting the expected interest payments using a nominal rate of 13.5% being Management’s estimate of the expected interest payments for a similar instrument without the conversion feature.  The liability component was valued at $81,933,311 and the remaining balance of $13,066,689 was allocated to the equity component before offsetting transaction costs.

The placement fee of $5,700,000 paid to the investors in common shares of the Company was treated to be in the nature of a debt discount and was offset against the liability component.  The transaction costs relating to the issue amounting to $219,966 has been split based on the percentages allocated to the liability and equity components; the costs relating to the liability component of $189,711 has been offset against the liability component, and costs relating to the equity component of $30,255 have been allocated against the equity component recognized.

The liability component on initial recognition after adjusting for the placement fee and transaction costs amounted to $76,043,600 and the equity component amounted to $13,036,434.  The liability component will be accreted over the five year maturity period to bring the liability back to the carrying value.  The accretion expense relating to the debenture liability for the nine months ended September 30, 2009 was $1,212,262 (Sep 2008 - $1,193,669).  In addition to the accretion, interest at 8% per annum has been expensed for the nine months ended September 30, 2009 amounting to $2,712,936 (Sep 2008 - $2,755,159). The interest payable up to May 9, 2009 was paid in a combination of cash and shares.

During the year ended December 31, 2008, certain debenture holders exercised their conversion rights for $16,025,000 resulting in issue of 641,000 common shares of the Company.  During May 2009, a further 755,000 debentures amounting to $18,875,000 were converted into common shares of the Company.  On June 8, 2009, all remaining debentures outstanding were converted into common shares due to a mandatory conversion resulting from the daily VWAP of the common shares being above $32.50 for at least 15 consecutive trading days.  The remaining book value of the liability and equity portion on the date of mandatory conversion was transferred to share capital to record this conversion.  As at September 30, 2009, of the 3,800,000 convertible debentures issued, nil (Sep 2008 – 3,200,000), were outstanding.

24.	Stock compensation

Options are issued at no less than market price to directors, certain employees and to a limited number of contractor personnel.  Options are exercisable on a 1:1 basis. Options vest at various dates in accordance with the applicable option agreement, vesting generally between one to four years after the date of grant, have an exercise period of three to five years after the date of grant, and are subject to the option plan rules.  Upon resignation or retirement, vested options must be exercised within 90 days or before expiry of the options if this occurs earlier.

	Quarter ended September 30,				Nine months ended September 30,
	2009		2008		2009		2008
Stock options outstanding	Number of options	Weighted average exercise price $	Number of options	Weighted average exercise price $	Number of options	Weighted average exercise price $	Number of options	Weighted average exercise price $
Outstanding at beginning of period	1,776,500	20.68	1,352,000	25.21	1,839,500	20.18	1,200,500	23.70
Granted	37,500	39.29	37,500	29.39	250,500	23.10	407,500	30.09
Exercised	(28,000)	(18.86)	(50,000)	(16.58)	(210,000)	(18.95)	(58,000)	(16.50)
Forfeited	-	-	(1,000)	(28.68)	(49,000)	(30.39)	(11,500)	(28.68)
Expired	-	-	(44,000)	(22.47)	(45,000)	(34.18)	(244,000)	(25.80)
Outstanding at end of period	1,786,000	21.10	1,294,500	25.76	1,786,000	21.10	1,294,500	25.76

Consolidated Financial Statements   INTEROIL CORPORATION     30

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

24.	Stock compensation (cont’d)

At September 30, 2009, in addition to the options outstanding as per the above table, there were an additional 1,869,500 (Dec 2008 – 309,500, Sep 2008 – 854,500) common shares reserved for issuance under the Company’s 2009 stock option plans as approved on June 19, 2009.

Options issued and outstanding				Options exercisable
Range of exercise prices $	Number of options	Weighted average exercise price $	Weighted average remaining term (years)	Number of options	Weighted average exercise price $
8.01 to 12.00	545,000	9.81	4.16	40,000	9.92
12.01 to 24.00	547,000	17.13	2.81	340,000	16.70
24.01 to 31.00	309,000	28.53	2.71	299,750	28.49
31.01 to 41.00	310,000	35.21	4.32	130,000	36.22
41.01 to 51.00	75,000	43.22	1.01	75,000	43.22
	1,786,000	21.10	3.26	884,750	25.50

Aggregate intrinsic value of the 1,786,000 options issued and outstanding as at September 30, 2009 is $22,427,873. Aggregate intrinsic value of 884,750 options exercisable as at September 30, 2009 is $13,066,383.

The weighted-average grant-date fair value of options granted during the nine months ended September 30, 2009 was $14.50 (Sep 2008 - $15.75).  The total intrinsic value of options exercised during the nine months ended September 30, 2009 was $1,826,366 (Sep 2008 - $456,867).  Cash received from option exercise under all share-based payment arrangements for the nine months ended September 30, 2009 was $3,978,610 (Sep 2008 - $956,720).

The fair value of the 250,500 (Sep 2008 – 407,500) options granted subsequent to January 1, 2009 has been estimated at the date of grant in the amount of $3,632,140 (Sep 2008 - $7,861,820) using a Black-Scholes pricing model.  An amount of $5,633,690 (Sep 2008 - $3,825,644) has been recognized as compensation expense for the nine months ended September 30, 2009.  The current year compensation expense of $5,633,690 (Sep 2008 - $3,825,644) was adjusted against contributed surplus under equity, out of which $1,826,366 (Sep 2008 - $456,867) was transferred to share capital on exercise of options, leaving a net impact of $3,807,324 (Sep 2008 - $3,368,777) on contributed surplus.

The assumptions contained in the Black Scholes pricing model are as follows:

Year	Period	Risk free interest rate (%)	Dividend yield	Volatility (%)	Weighted average expected life for options
2009	Jun 1 to Sep 30	1.7	-	83	3.0
2009	Apr 1 to Jun 30	1.4	-	83	5.0
2009	Jan 1 to Mar 31	1.1	-	83	5.0
2008	Oct 1 to Dec 31	1.5	-	83	4.3
2008	Apr 1 to Sep 30	2.7	-	80	5.0
2008	Jan 1 to Mar 31	2.2	-	73	5.0

25.	Warrants

In 2004, InterOil issued five-year warrants to purchase 359,415 common shares at an exercise price equal to $21.91.  A total of nil (Dec 2008 – 337,252, Sep 2008 – 337,252) were outstanding at September 30, 2009.  The warrants were exercisable between August 27, 2004 and August 27, 2009.  The warrants were recorded at the fair value calculated at inception as a separate component of equity.  The fair value was calculated using a Black-Scholes pricing model with the following assumptions: risk-free interest rate of 2.5%, dividend yield of nil, volatility factor of the expected market price of the Company’s common stock of 45% and a weighted average expected life of the warrants of five years.  During the quarter ended September 30, 2009, 302,305 of the warrants were exercised and converted into common shares.

All unexercised warrants lapsed on August 27, 2009.

Consolidated Financial Statements   INTEROIL CORPORATION     31

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

26.	Earnings/(Loss) per share

Conversion options and stock options totaling 3,212,814 common shares at prices ranging from $9.80 to $43.22 were outstanding as at September 30, 2009 and were included in the computation of the diluted earnings per share at September 30, 2009.

Potential dilutive instruments outstanding	Number of shares Sep 30, 2009	Number of shares Sep 30, 2008
Employee stock options	1,786,000	1,870,500
IPI Indirect Participation interest - conversion options	1,421,814	2,160,000
8% Convertible debentures	-	3,200,000
Warrants	-	337,252
Others	5,000	5,000
Total stock options/shares outstanding	3,212,814	7,572,752

The reconciliation between the income available to the common shareholders and the income available to the dilutive shareholders, used in the calculation of the numerator in the EPS calculation is as follows:

	Quarter ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008
	$	$	$	$

Income/(loss) available to the common shareholders	7,891,297	9,227,416	19,972,847	22,432,630
Interest expense on Preference shares	-	45,756	-	418,707
Interest expense on debentures	-	1,699,604	-	2,755,160
Accretion expense on debentures	-	720,968	-	1,193,668
Non-controlling interest	752	2,982	-	4,841
Income/(loss) available to dilutive holders	7,892,049	11,696,726	19,972,847	26,805,006

The income available to the common shareholders and the income available to the dilutive holders, used in the calculation of the numerator in the EPS calculation is the net profit/loss as per Consolidated Statement of Operations same as inclusion of convertible securities under ‘if-converted’ method would result in the EPS being anti-dilutive.

The reconciliation between the ‘Basic’ and ‘Basic & Diluted’ shares, used in the calculation of the denominator in the EPS calculation is as follows:

	Quarter ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008

Basic	42,093,841	35,056,660	38,860,396	32,942,248
Employee options (using treasury stock method)	550,738	218,062	509,397	165,334
Warrants (using treasury stock method)	61,139	76,484	63,764	36,634
Preference shares	-	144,166	-	392,331
Debentures	-	3,382,609	-	1,870,803
Indirect Participation interest	1,903,315	2,517,065	-	2,927,823
Other	5,000	5,000	-	5,000
Diluted	44,614,033	41,400,046	39,433,557	38,340,173

Consolidated Financial Statements   INTEROIL CORPORATION    32

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

27.	Commitments and contingencies

Commitments

Payments due by period contractual obligations are as follows:

	Total	Less than 1 year	1-2 years	2-3 years	3-4 years	4-5 years	More than 5 years
	'000	'000	'000	'000	'000	'000	'000
Secured loan	58,000	9,000	9,000	9,000	9,000	9,000	13,000
Indirect participation interest - PNGDV (note 19)	1,384	540	844	-	-	-	-
PNG LNG Inc. Joint Venture (proportionate share of commitments)	56	40	16	-	-	-	-
Petroleum prospecting and retention licenses (a)	83,000	4,500	9,500	20,000	14,850	34,150	-
	142,440	14,080	19,360	29,000	23,850	43,150	13,000

(a)
The amount pertaining to the petroleum prospecting and retention licenses represents the amount InterOil has committed as a condition on renewal of these licenses.  Of this commitment, as at September 30, 2009, management estimates that $46,335,037 would satisfy the commitments in relation to the IPI investors.

Contingencies:

The Company's Chief Executive Officer, Phil Mulacek, and his controlled entities Petroleum Independent & Exploration Corporation and P.I.E. Group, LLC, together with the Company and certain of its subsidiaries, are defendants in Todd Peters, et. al. v. Phil Mulacek et. al.; Cause No. 05-040-03592-CV; pending in the 284th District Court of Montgomery County, Texas.  The plaintiffs are members of a partnership that bought a modular oil refinery that was subsequently, through a series of transactions, sold to a subsidiary of the Company.  Plaintiffs contend that Mr. Mulacek and his controlled entities breached fiduciary duties owed to the plaintiffs and also assert claims for common law fraud, fraudulent inducement, statutory fraud, securities fraud, breach of contract, investor oppression, conversion, theft, money had and received, and tortious interference with a contract.  Plaintiffs seek to impose liability on the Company and certain of its subsidiaries for those alleged acts through claims of ratification, conspiracy, aiding and abetting, joint enterprise, and knowing participation in the breach of another's fiduciary duty.  Plaintiffs further seek to impose liability on the Company and certain of its subsidiaries directly through the claims of conversion, theft, and tortious interference with a contract.   In late July 2009, plaintiffs amended their petition adding sixteen new plaintiffs.  Plaintiffs seek actual damages in excess of $125,000,000 and unspecified punitive damages, attorneys' fees, expenses and court costs.  In late July 2009, the trial setting was continued with a new trial date to be set in the spring of 2010.  The Company and other defendants are vigorously contesting the matter.  If however, plaintiffs succeed in obtaining a judgment in the amount they seek, it could have a material adverse effect on the Company or its subsidiaries.

In addition to the above, from time to time the Company is involved in various claims and litigation arising in the normal course of business.  While the outcome of these matters is uncertain and there can be no assurance that such matters will be resolved in the Company’s favor, the Company does not currently believe that the outcome of adverse decisions in any pending or threatened proceedings related to these and other matters or any amount which it may be required to pay by reason thereof would have a material adverse impact on its financial position, results of operations or liquidity.

Import Parity Price (‘IPP’) formula

A revised Import Parity Price (‘IPP’) formula, which governs refined product sales in Papua New Guinea, has been in place with the PNG Government on an interim basis since June 2008.  The revised formula is yet to be formally entrenched by means of necessary amendment to the Project Agreement governing the Company’s relationship with the Independent State of Papua New Guinea.

28.	Subsequent events

There are no subsequent events that require disclosure.

Consolidated Financial Statements   INTEROIL CORPORATION     33